UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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KENNEDY-WILSON HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KENNEDY WILSON

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

April 28, 2020

  Dear Fellow Stockholder,

I cordially invite you to attend the 2020 annual meeting of stockholders of Kennedy-Wilson Holdings, Inc., to be held on Thursday, June 11, 2020, at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, 90212.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We ask that you review these materials carefully.

We hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is extremely important to us and our business. We are pleased to offer multiple options for voting your shares. You may vote via the Internet, by mail, or in person as described in the accompanying proxy statement.

Thank you for your continued support of Kennedy Wilson.

All the very best,

William J. McMorrow

Chairman and Chief Executive Officer

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

(310) 887-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:

The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), will be held on June 11, 2020, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:

1.          To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified;

2.          To vote on an advisory, nonbinding proposal to approve the compensation of the Company’s named executive officers;

3.          To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2020 fiscal year; and

4.          To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s common stock at the close of business on April 24, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 151 S. El Camino Drive, Beverly Hills, California during the 10-day period preceding the Annual Meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to vote your shares online or sign, date and return the enclosed proxy promptly, or otherwise follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held by means of remote communication, including, but not limited to holding only a virtual meeting. If we take this step, we will announce the decision to do so in advance via a press release and posting details on our website at www.kennedywilson.com that will also be filed with the Securities and Exchange Commission, or SEC, as additional proxy materials. If you plan to attend the meeting, please check the website regularly prior to the meeting date. As always, we encourage you to vote your shares prior to the meeting.

We are pleased to use the rules of the SEC that allow us to furnish our proxy materials over the Internet. As a result, we are mailing our stockholders a Notice of Internet Availability instead of paper copies of our Proxy Statement and 2019 Annual Report. The Notice of Internet Availability contains instructions on how to access these documents via the Internet. The Notice of Internet Availability also contains instructions on how you can receive a paper copy of our proxy materials, including this proxy statement, our 2019 Annual Report and a proxy card. Stockholders who request paper copies of proxy materials will receive them by mail. This process will conserve natural resources and reduce the costs of printing and distributing our proxy materials to our stockholders.

By Order of the Board of Directors,

In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary
Dated: April 28, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 11, 2020.

Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at ir.kennedywilson.com. If you wish to receive a printed copy of the proxy materials, please follow the instructions set forth in the Notice of Internet Availability. Additional copies may be requested by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

PROXY STATEMENT

PROXY SUMMARY

Proposal Roadmap

The following proposals will be voted on at the Annual Meeting of the Stockholders:

Proposal	Board Recommendation	For More Information

Proposal No. 1: Election of Directors

To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their respective successors are duly elected and qualified

	For each director	Page 5

Proposal No. 2: Say-on-Pay Vote To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers	For	Page 57

Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2020 fiscal year

	For	Page 59

2019 Business Highlights

2019 was another record year for Kennedy Wilson across all key financial metrics. We successfully executed our core business plan, which resulted in record levels of GAAP EPS, Adjusted EBITDA and Adjusted Net Income and significant stabilized portfolio net operating income and fee-bearing capital growth. 2019 performance highlights include (percent change figures below are year-over-year comparisons):

52% increase in GAAP Earnings per Share for a record $1.58 per share	$728 Million of Adjusted EBITDA record level of Adjusted EBITDA (previous record of $713 Million set in 2018)

$443 Million of Adjusted Net Income record level of Adjusted Net Income (11% increase)	$3.3 Billion of investment transactions completed by KW and its equity partners

$3.0 Billion of Fee-Bearing Capital 38% growth in 2019

28% Total Shareholder Return in 2019 strongest year of total shareholder return since 2013

$1.00 per share returned to stockholders in 2019 through common dividends and share repurchases, equating to a total of $142 million

$300 Million Preferred Equity Investment

by Eldridge Industries, LLC and its affiliates (“Eldridge”); increase of investment target of Company’s joint venture platform with Eldridge from $500 Million to $1.5 Billion.

*See Appendix A for a definition of adjusted EBITDA, adjusted net income and property net operating income and a reconciliation of those measures to their most comparable GAAP measure. All figures as of December 31, 2019.

Executive Compensation Highlights

The Compensation Committee is committed to evaluating and updating our executive compensation and corporate governance practices based on its continual review of current market practices and governance trends, amongst other factors. We place significant value on tying our executives’ compensation to our long-term value creation for our stockholders, while balancing both short-term performance and retention. As highlighted below, we achieve this by incorporating a fixed base salary while significantly weighting the pay mix towards long-term incentive compensation and short-term bonuses tied to performance.

●

Approximately 82% of our NEOs’ compensation is variable and tied to the achievement of operational, financial and/or stock price performance, because we value the clarity of formulas that tie compensation to shareholder returns.

●

The majority of compensation (53%) is comprised of equity awards that are subject to the same stock price fluctuations as our shareholders. All our stock grants require our NEOs to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our shareholders.

We believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices used at peer companies. For 2019, we expanded our compensation-related governance policies incorporating common and market practices to enhance the protocols that guide how executive compensation decisions are made and safeguard shareholder interests. As noted throughout this proxy statement, our senior management team developed the 2019 business plan metrics and targets to support our corporate priorities. Final decisions on the design of our 2019 compensation program, however, as well as total compensation for each executive officer, were made by the Compensation Committee. In addition to the changes made for 2019, we have made a number of compensation enhancements in recent years, including:

2019 - 2020

›  Broadened the clawback policy to all NEOs

›  Increased director ownership guidelines to 4x the annual cash retainer

›  Expanded our insider trading policy to explicitly prohibit all pledging

›  Amended the Company’s Second Amended and Restated 2009 Equity Participation Plan to include numerous stockholder-friendly provisions, including, the prohibition of the discretionary accelerated vesting of awards and a minimum one-year vesting requirement on all equity grants

›  Created the Capital Markets Committee of the Board of Directors to assist the Board in monitoring and overseeing the policies and activities of the Company relating to the Company’s capital market activities, foreign currency exposure and debt program.

2018

›  Recast our executive compensation peer group to better reflect the global and unique business that we operate

›  Eliminated the cash bonus pool based on Adjusted EBITDA and adopted a formulaic cash bonus program tied to multiple operating and financial metrics

›  Rebalanced the pay mix to be significantly weighted towards long-term incentive compensation

›  Added a mandatory three-year post-vesting holding period on NEO relative total shareholder return (“TSR”) restricted stock awards

›  Appointed three additional independent directors and lead independent director

2017

›  Adopted a majority voting standard in uncontested director elections

›  Modified the performance-based restricted stock award to be based on more rigorous and challenging hurdles, including a new relative TSR metric

›  Changed to an annual Say on Pay vote proposal beginning in 2017

2015 - 2016

›  Adopted a mandatory three-year post-vesting holding period on certain NEO restricted stock awards

›  Eliminated dividends on unearned restricted stock awards

›  Eliminated the “retesting” or “catch-up” features from all restricted stock awards

›  Adopted anti-hedging and anti-pledging policies

›  Adopted robust stock ownership guidelines including 10 times base salary for the CEO

PROXY STATEMENT

This Proxy Statement is being made available to stockholders of Kennedy-Wilson Holdings, Inc. (“we,” “us,” “our,” “Kennedy Wilson” or the “Company”) on or about May 8, 2020, and is furnished in connection with the solicitation of proxies by the Board of Directors of Kennedy Wilson for use at the 2020 annual meeting of stockholders (the “Annual Meeting”) of Kennedy Wilson to be held on Thursday, June 11, 2020 at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares as of the close of business on April 24, 2020 (the “Record Date”). Persons who are not stockholders of record as of the close of business on the Record Date will not be allowed to vote at the Annual Meeting. As of the close of business on the Record Date, a total of 143,545,104 shares of common stock were outstanding and are entitled to vote at the Annual Meeting.

Each share of common stock is entitled to one (1) vote on matters presented at the Annual Meeting. Holders of shares of Series A Preferred Stock are entitled to vote with the shares of common stock as a single class, and not as a separate class, on an as-converted basis. As of the close of business on the Record Date, the outstanding shares of Series A Preferred Stock were convertible into, and the holders thereof are entitled to vote in respect of, a total of 12,000,000 shares of common stock.

What am I voting on?

Proposal No. 1: To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified.

Proposal No. 2: To vote on a non-binding advisory proposal to approve the compensation of the Company’s named executive officers.

Proposal No. 3: To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2020 fiscal year.

Why are you making these materials available over the Internet rather than mailing them?

Under the notice and access rules of the SEC, we are furnishing proxy materials to our stockholders on the Internet rather than mailing printed copies of those materials to each stockholder. This will help us conserve natural resources and save postage, printing and processing costs. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of our proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how to (1) access and review our proxy materials on the Internet and (2) access your proxy card to vote on the Internet. We anticipate that we will mail the Notice of Internet Availability to our stockholders on or about May 8, 2020.

Our proxy materials are available online at https://www.cstproxy.com/kennedywilson/2020.

How can I have printed copies of the proxy materials mailed to me?

Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability of Proxy Materials. Alternatively, you may request a paper copy the by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

How do I vote by proxy?

If you hold shares directly as a holder of record, you may direct how your shares are voted without attending the Annual Meeting:

●	electronically over the Internet by following the procedures described in the Notice of Internet Availability; or

●	by requesting, completing and submitting a properly signed paper proxy card, as described in the Notice of Internet Availability.

If you are a beneficial owner of shares held in street name, you may vote by proxy via the Internet by following the instructions provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”

Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Continental.

Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received the Notice of Internet Availability and a vote instruction form from that organization.

If I am a stockholder of record, how do I cast my vote in person?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person, you may vote via the Internet or by proxy, as described above. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website at www.kennedywilson.com that will also be filed with the SEC as additional proxy materials. A virtual meeting will have no impact on stockholders’ ability to provide their proxy by using the Internet or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement. If you plan to attend the meeting, please check the website regularly prior to the meeting date. As always, we encourage our stockholders to vote their shares prior to the Annual Meeting.

If I hold my shares in street name, how do I cast my vote in person?

Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded to them by their nominee.

You also may vote your shares at the Annual Meeting if you attend in person. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change or revoke my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:

●	by submitting written notice revoking your proxy card to the Secretary of the Company;

●	by submitting another proxy that is later dated and, if by mail, that is properly signed; or

●	by voting in person at the Annual Meeting.

Is any special documentation required to vote in person at the Annual Meeting?

Although we encourage you to vote electronically over the Internet, or alternatively, by requesting, completing and submitting a properly signed paper proxy card, you can attend the Annual Meeting and vote your shares in person.

Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

How are votes counted?

We will hold the Annual Meeting if holders representing a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions, broker non-votes and withheld votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposals 2 and 3 will be approved upon the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of common stock in street name who do not receive timely instructions from the beneficial owners of those shares are entitled to vote only on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020 (Proposal No. 3) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers for 2019 (Proposal No. 2) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non-votes on Proposal Nos. 1 and 2.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to elect each of the directors standing for election at the Annual Meeting.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR SET FORTH HEREIN.

The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:

●	Todd Boehly, David Minella, Mary Ricks and Sanaz Zaimi in the class to stand for election in 2020;

●	Richard Boucher, Norman Creighton, William J. McMorrow and Kent Mouton in the class to stand for election in 2021; and

●	Trevor Bowen, Cathy Hendrickson, John Taylor and Stanley R. Zax in the class to stand for election in 2022.

Following the recommendation of the Nominating Committee, our Board of Directors has nominated Todd Boehly, David Minella, Mary Ricks and Sanaz Zaimi for election at the Annual Meeting. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2023, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

Directors and Executive Officers

Set forth below is the name, age (as of April 26, 2020) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position
William J. McMorrow	73	Chairman and Chief Executive Officer
Justin Enbody	39	Chief Financial Officer
Mary Ricks	55	Director and President
Matt Windisch	40	Executive Vice President
Kent Mouton	66	Director and Executive VP, General Counsel
In Ku Lee	39	Senior Vice President, Deputy GC and Secretary
Todd Boehly	46	Director
Richard Boucher	61	Director
Trevor Bowen	71	Director
Norman Creighton	84	Director
Cathy Hendrickson	73	Director
David A. Minella	67	Director
John R. Taylor	69	Director
Sanaz Zaimi	50	Director
Stanley R. Zax	82	Director

William J. McMorrow—Chairman and Chief Executive Officer

Committees: Capital Markets

Mr. McMorrow is Chairman and Chief Executive Officer of the Company. He has held this position since 1988 when he joined the Company. Mr. McMorrow is the architect of the Company’s expansion into real estate related investments and services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. From 2014 to 2017, Mr. McMorrow also served on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that was previously externally managed by a subsidiary of the Company. Mr. McMorrow received his Bachelor of Science degree in Business as well as his MBA from the University of Southern California, where he serves as a Trustee. He helped launch the Performance Science Institute at the USC Marshall School of Business and established the Military Veterans Initiative, “With Your Shield,” which helps student veterans earn a USC degree and find employment. Mr. McMorrow has also endowed student housing in the USC Village as well as the Neighborhood Academic Initiative to provide a pathway for thousands of students in east and south LA to earn a college degree. In 2018, Mr. McMorrow received USC’s highest alumni honor, the Asa V. Call Alumni Achievement Award. Mr. McMorrow’s other philanthropic interests include supporting Loyola High School, which honored him with the Cahalan Award for Distinguished Alumni and where he served on the Board of Regents. He is also involved with the Navy SEAL Foundation, where he serves as a board member, as well as City of Hope, which honored him in 2014 at its Spirit of Life Celebration. In 2015, he was honored by the Ireland Chamber of Commerce in the United States with the Sir Michael Smurfit Business Achievement Award for his years of leadership and his contributions to Ireland, and in 2017, he received the Ellis Island Medal of Honor. The Congressional Medal of Honor Foundation recognized Mr. McMorrow with the Circle of Honor award in 2019 for his contributions to our Nation, and for representing the Foundation’s principles of courage, sacrifice and patriotism. Mr. McMorrow was selected to serve as a member of our board of directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in real estate and banking.

Justin Enbody—Chief Financial Officer

Mr. Enbody is Chief Financial Officer of the Company. He has held this position since 2012. He is responsible for all aspects of finance and administration for the Company, including strategic planning, accounting, tax, information technology, financial reporting and elements of risk management. He also serves on the Company’s investment committee, which evaluates and approves all of the Company’s investments. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a vice president with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody received a B.A. from the University of California at Santa Barbara.

Mary Ricks—Director and President

Committees: None

Ms. Ricks is President of the Company and also serves on our board of directors. Prior to her role as President of the Company she served as the President and CEO of Kennedy Wilson Europe, a business she helped establish in 2011. She also serves on the Company’s investment committee. Ms. Ricks joined Kennedy Wilson in 1990 and from 2002 she headed the Company’s commercial investment group as well as ran its operations in Australia and Japan. From 2014 to 2017, Ms. Ricks served on the board of directors of Kennedy Wilson Europe Real Estate Plc, an LSE-listed real estate company that was previously externally managed by a subsidiary of Kennedy Wilson. In 2014 she was selected by PERE as Industry Figure of the Year for Europe and in 2018 she was named by Bisnow as one of the most influential women in real estate across the UK. Ms. Ricks has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field. Ms. Ricks is a founding board member of the Richard S. Ziman Centre for Real Estate at UCLA. She received a B.A. in Sociology from UCLA. Ms. Ricks was selected to serve as member of our board of directors because of her extensive experience in real estate in the United States and Europe.

Matt Windisch—Executive Vice President

Mr. Windisch is Executive Vice President of the Company. He has held this position since 2012. Mr. Windisch joined the Company in 2006 and spearheads the Company’s public capital market activities, debt investment platform, corporate and transaction capital raising, strategic planning and acquisitions analysis. He is also responsible for maintaining the company’s key investor and banking relationships. Prior to joining the Company, he was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.

Kent Mouton—Director and Executive Vice President, General Counsel

Committees: None

Mr. Mouton is General Counsel of the Company and also serves on our board of directors. He has held the General Counsel position since 2011 when he joined the Company. As General Counsel, Mr. Mouton oversees all legal affairs of the Company and participates in corporate compliance and risk management oversight. Mr. Mouton also has served as a director of the Company since 1995 and currently serves on the Company’s investment committee. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton is a member of the bar associations of the State of California and was an adjunct professor of real estate law at UCLA Extension for 27 years.    In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton graduated from the University of California, Los Angeles with a B.A. in Economics (Summa Cum Laude, Phi Beta Kappa and Dean’s List) and received his law degree from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of our board of directors because of his experience and knowledge relating to the legal and financial aspects of real estate investments and his significant experience in public and private company advisory and governance activities.

In Ku Lee—Senior Vice President, Deputy General Counsel and Secretary

Mr. Lee is Senior Vice President, Deputy General Counsel and Secretary of the Company. He has held this position since 2013 when he joined the Company.    Mr. Lee heads all of the Company’s public company regulatory and corporate governance matters and currently serves as the Chief Compliance Officer of KW Investment Adviser, LLC. Mr. Lee is also responsible for all legal aspects of the Company’s corporate and transaction capital raising, including public and private offerings of equity and debt. Prior to joining Kennedy Wilson, Mr. Lee served as global corporate counsel at SK Telecom / SK Planet from 2011 to 2013, where he was the lead counsel on multiple cross-border transactions. Prior to such position, Mr. Lee was a senior associate at Latham & Watkins LLP. Mr. Lee is a member of the bar associations of the State of California and Los Angeles County. Mr. Lee received his B.A. in Economics from Occidental College and his J.D. from Cornell Law School.

Todd Boehly—Director

Committees: Capital Markets

Mr. Boehly has served as a director of the Company since 2020. Mr. Boehly serves as the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries, LLC (“Eldridge”). Eldridge and its affiliates invest in businesses across various industries including: insurance and fintech; credit; real estate; sports and media; consumer; and technology. Mr. Boehly also currently serves as Chairman of Security Benefit Corporation, and Valence Media, which owns MRC, Dick Clark Productions, Billboard and The Hollywood Reporter, and minority positions in A24 and Fulwell 73. Mr. Boehly also serves on the board of Cain International. Mr. Boehly was appointed to the Board in connection with a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company, both affiliates of Eldridge, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Mr. Boehly is also an owner of the Los Angeles Dodgers, the Los Angeles Sparks, and Cloud9. Prior to founding Eldridge, Mr. Boehly was the President of Guggenheim Partners. Mr. Boehly received his B.B.A. from the College of William & Mary, where he later founded the Boehly Center for Excellence in Finance, and studied at the London School of Economics. Mr. Boehly supports epilepsy research, the Prostate Cancer Foundation, Brunswick School, and the Dave Thomas Foundation for Adoption. Mr. Boehly was selected to serve as a member of our board of directors because of his significant experience in the financial industry, particularly relating to investment strategies and operating businesses and his deep understanding of global capital and financial markets.

Richard Boucher—Director

Committees: Capital Markets (Chair)

Mr. Boucher has served as a director of the Company since 2018. Mr. Boucher served as Group Chief Executive Officer and Executive Director of the Bank of Ireland Group from February 2009 until his retirement in October 2017. Mr. Boucher joined the Bank of Ireland Group in 2004 where he also served as the Chief Executive of Retail Financial Services Ireland and as the Chief Executive for Corporate Banking. Prior to joining the Bank of Ireland Group, Mr. Boucher served as Regional Managing Director for Corporate Banking, London and South East England for the Royal Bank of Scotland. From 2017 to May 2019, Mr. Boucher has also served as a member of the board of directors of Atlas Mara plc (LSE: ATMA), a financial services company that operates in Africa. During that time, Mr. Boucher also served as the chairman of Atlas Mara’s renumeration committee and as a member of the risk and audit committees. Since 2018, Mr. Boucher has also served as a member of the board of directors of CRH plc (LSE: CRH), an international building materials company and since January 2020, Mr. Boucher serves as the chairman of CRH plc’s board. Mr. Boucher also currently serves as a member of CRH plc’s renumeration, risk and acquisition committees. Since 2017, Mr. Boucher has also served as a member of the board of directors of Eurobank Ergasia SA (Athens: EUROB), a

Greek bank and has also served as the chairman of its risk committee and as a member of its audit committee. Mr. Boucher received his B.A. (Mod) in Economics from Trinity College. Mr. Boucher was selected to serve as a member of our board of directors because of his significant experience in business transactions in Europe and his deep understanding of the global capital and financial markets.

Trevor Bowen—Director

Committees: Capital Markets

Mr. Bowen has served as director of the Company since 2018. Mr. Bowen served as a director and part owner of Principle Management Limited, an entertainment management company, from 1996 to 2013. Prior to joining Principle Management Limited, Mr. Bowen served as a partner at KPMG Ireland for 11 years with responsibility for KPMG Ireland’s banking practice. From 2018, Mr. Bowen also served as a member of the board of directors of Ceiba Investments Ltd. (LSE: CBA), an investment company, and has also served as the chairman of its audit committee. From 2004 to 2013, Mr. Bowen also served as a member of the board of directors of Ulster Bank and also served on its risk committee. From 2009 to 2011, Mr. Bowen served as a member of the board of directors of Readymix plc, a building materials company. Mr. Bowen received his B.B.S. in Business. Mr. Bowen was selected to serve as a member of our board of directors because of his significant experience in the public accounting profession and his extensive and diverse background in business transactions in Europe.

Norman Creighton—Director

Committees: Audit, Compensation and Nominating

Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as its President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton also served as a member of the board of directors of Square 1 Bank from 2004 to 2015. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our board of directors because of his extensive experience and knowledge of business, accounting and the banking industry.

Cathy Hendrickson—Director

Committees: Compensation and Nominating (Chair)

Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From 1993 to 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson holds a B.S. in business administration with an emphasis in finance from the University of California, Berkeley. Ms. Hendrickson was selected to serve as a member of our board of directors because of her extensive experience as a high-level executive in the banking and financial industries.

David A. Minella—Director (Lead Independent)

Committees: Audit, Compensation (Chair), Nominating and Capital Markets

Mr. Minella is currently the Managing Member of Minella Capital Management, a financial services holding company investing in and developing joint venture arrangements in the asset management industry. From 2011 to 2014, Mr. Minella served as the Chief Executive Officer of Aligned Asset Managers, LLC, or Aligned, a financial services holding company. Aligned’s first acquisition was a majority interest in The Townsend Group, a real asset manager and consultant. Mr. Minella served as Prospect Acquisition Corp’s Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and director of Value Asset Management LLC, or VAM, a strategic investment management holding company. At VAM,

Mr. Minella was responsible for its overall business strategy, acquisitions and financial results, and under his leadership, VAM acquired a controlling interest in five separate investment management firms. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. Mr. Minella originally joined LGT in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella received a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our board of directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.

John R. Taylor—Director

Committees: Audit (Chair)

Mr. Taylor has served as a director of the Company since 2018. Beginning in 1973, Mr. Taylor has had extensive experience in providing professional accounting and auditing services to the financial services industry, which includes numerous commercial banks, savings and loans, mortgage banks, mutual funds, trust companies, real estate investment trusts, business development companies and finance companies. Prior to his retirement in 2011, Mr. Taylor served as a senior audit partner in KPMG LLP’s financial services practice group based in Los Angeles, CA. Mr. Taylor practiced in such group at KPMG for a total of 38 years. During his practice, Mr. Taylor served as the lead audit engagement partner on nearly all of KPMG’s significant Southern California publicly held banking and finance clients. Mr. Taylor currently serves on the board of directors of Hope Bancorp, Inc. and its subsidiary Bank of Hope, where he serves on the risk committee and as the chairman of the audit committee. From 2011 to 2017, Mr. Taylor also served on Hope Bancorp’s nominations and corporate governance committee and from 2016 to 2017 served on its executive committee. From 2013 to 2014, Mr. Taylor also served on the board of directors of PennyMac Financial Services, Inc., where he served on the audit committee. Mr. Taylor also serves on the board of the USC-Verdugo Hills Hospital Foundation. Mr. Taylor received his B.S. Degree in Business Accounting from the University of Southern California. Mr. Taylor was selected to serve as a member of our board of directors because of his significant experience in the public accounting profession, particularly in the financial and real estate industries.

Sanaz Zaimi—Director

Committees: None

Ms. Zaimi has served as a director of the Company since 2018. Ms. Zaimi currently serves as the Head of Global Fixed Income, Currencies and Commodities (FICC) Sales, within Bank of America Merrill Lynch (“BofAML”). Based in Paris, Sanaz also serves as CEO of BofA Securities Europe S.A., BofAML’s EU broker-dealer, and Country Executive for France. She joined BofAML in 2010 from Goldman Sachs, where she was a partner and previously held positions at Deutsche Bank and Smith Barney. Ms. Zaimi has extensive industry knowledge, with over two decades of experience in financial markets. Ms. Zaimi served as an Executive Director on the Board of Merrill Lynch International (MLI). She also served as a founder member of the industry’s FICC Market Standards Board (FMSB) until May 2017. Ms. Zaimi currently sits on a number of BofAML’s senior executive committees globally, including the Operating Committee at Bank of America, the Global Banking and Markets (GBAM) Management Committee, the GBAM Global Reputation Risk Committee and the firm’s Global Environment, Social and Governance (ESG) Committee. She actively promotes BofAML’s commitment to diversity and inclusion and personally supports a number of philanthropic organizations focusing on women and children. Ms. Zaimi holds a degree in Economy and Finance and a Masters of Philosophy in Finance from Paris-Sorbonne University. Ms. Zaimi was selected to serve as a member of our board of directors because of her significant experience in business transactions in Europe and her deep understanding of the global capital and financial markets.

Stanley R. Zax—Director

Committees: Capital Markets and Compensation

Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp., or Zenith, a company engaged in insurance and reinsurance, from 1977 to 2012. Zenith was acquired by Fairfax Financial Holdings Limited in 2010. Mr. Zax also served as a director of 1st Century Bank, Los Angeles and the Prostate Cancer Foundation until 2016 and The Center for The Study of the Presidency and Congress in Washington, D.C until 2017. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. Mr. Zax served as a director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and as chairman of its audit committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

Director Compensation

In 2019, each non-employee director received an annual retainer fee of $150,000. The chairpersons of the audit committee, compensation committee, nominating committee and capital markets committee received additional annual retainer fees of $20,000, $10,000, $10,000 and $10,000 respectively. During 2019, non-employee directors received annual equity awards in the form of 8,000 restricted stock units that vest over a three-year period. The newly appointed non-employee directors also received an initial equity award in the form of 7,000 restricted stock units that vest over a three-year period. Restricted stock units are subject to continued service as a non-employee director through the applicable vesting date.

The following table provides compensation information for the fiscal year ended December 31, 2019 for each non-employee member of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards	All Other Compensation (3)	Total
Richard Boucher	$160,000	$284,400	$—	$—	$444,400

Trevor Bowen	150,000	284,400	—	—	434,400

Norman Creighton	150,000	151,680	—	20,230	321,910

Cathy Hendrickson	160,000	151,680	—	20,230	331,910

David Minella	160,000	151,680	—	20,230	331,910

Jerry Solomon	150,000	151,680	—	20,230	321,910

John Taylor	170,000	284,400	—	3,333	457,733

Sanaz Zaimi	150,000	284,400	—	3,333	437,733

Stanley Zax	150,000	151,680	—	20,230	321,910

————

(1)	Ms. Ricks and Messrs. McMorrow and Mouton did not receive any director fees during 2019.

(2)

The amounts in this column reflect the aggregate grant date fair value of an award of 8,000 or 15,000 (as applicable) restricted stock units granted to our non-employee directors in 2019, computed in accordance with ASC Topic 718. Information regarding the valuation assumptions that are used to calculate these values is included in Note 13 of the Company’s financial statements for the fiscal year ended December 31, 2019 contained in the Company’s annual report on Form 10-K. The aggregate number of restricted stock units and shares of restricted stock outstanding at December 31, 2019 for each of our non-employee directors is set forth in the table below. Each award of restricted stock held by our non-employee directors will vest either: (i) with respect to 20% of the restricted shares on each of the first through fifth anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Second Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board by reason of death or disability; or (ii) with respect to 33% of the restricted shares on each of the first through third anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Second Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board by reason of death or disability.

Mr. Boucher	15,000
Mr. Bowen	15,000
Mr. Creighton	22,001
Ms. Hendrickson	22,001
Mr. Minella	22,001
Mr. Solomon	22,001
Mr. Taylor	23,334
Ms. Zaimi	23,334
Mr. Zax	22,001

(3)	Reflects payments of dividends on unvested shares of restricted stock to each non-employee director. Such dividends are paid to each non-employee director as the underlying restricted stock vests.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our common stock is listed on the New York Stock Exchange (the “NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

●	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

●

No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

●

No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

●

No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

●	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

●

No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, our Board of Directors determined that none of the following directors had any material relationship with the Company and, thus, are independent under Section 303A.02 of the listing standards of NYSE: Todd Boehly, Richard Boucher, Norman Creighton, Cathy Hendrickson, David Minella, John Taylor, Sanaz Zaimi and Stanley R. Zax. Mr. Jerry Solomon was also an independent member of our Board of Directors prior to his retirement in March 2020. In accordance with NYSE rules, a majority of our Board of Directors is independent.

In recommending to our Board of Directors that each non-employee director be found independent, our Nominating Committee reviewed and considered the following relationship over the past three fiscal years:

●

Mr. Boehly is the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries, LLC (“Eldridge”). The Company is party to a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company (collectively, the “Purchasers”), both affiliates of Eldridge, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Also, Mr. Boehly, directly or indirectly has an excess of 10% equity interest in each of the Purchasers, Eldridge, Security Benefit

Corporation and Cain International and their subsidiaries (together, the “Eldridge Entities”), some of which are involved in transactions with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to certain of the Eldridge Entities or certain of the Eldridge Entities may make to the KW Entities.

●

Ms. Zaimi is the Head of Global Fixed Income, Currencies and Commodities Sales at Bank of America Merrill Lynch (“BAML”), which provides credit and other commercial banking services to the Company. BAML also served as a financial adviser to the Company in connection with its acquisition of Kennedy Wilson Europe Real Estate plc in 2017.

All matters relating to the abovementioned relationship fall within the standards set forth in our Corporate Governance Guidelines, including the monetary thresholds set forth in the guidelines. This matter is more fully discussed below under “Certain Relationships and Related Transactions.”

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, health and safety (including risks associated with contagious viruses and pandemics), employment, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which we believe is critical to effective governance. Our Board of Directors appointed David Minella as our lead independent director. As discussed below, Mr. Minella serves as the chair of all executive sessions of our non-management directors.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Capital Markets Committee oversees risks related to the Company’s capital market activities, foreign currency exposure and debt.

Meetings of the Board of Directors

In 2019, the Board of Directors held twelve meetings and no director that held such position during 2019 attended fewer than 75% of the aggregate of: (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which a director served on. The Board of Directors also hold regular executive sessions of the non-employee members of the board as discussed in further detail below. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Eleven members of our Board of Directors attended our 2019 Annual Meeting.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and a Capital Markets Committee.

Audit Committee

The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.

Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met five times during 2019. The Company does not limit the number of audit committees of other companies on which its Audit Committee members can serve.

The members of the Audit Committee during 2019 were John Taylor, Norman Creighton, David Minella and Jerry Solomon. As of March 2020, after the retirement of Mr. Solomon from the Company’s Board of Directors, the members of the Audit Committee are John Taylor (chairman), Norman Creighton and David Minella. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

Our Board of Directors has determined that we have two audit committee financial experts, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), serving on our Audit Committee. John Taylor and Norman Creighton are “audit committee financial experts” and are independent members of our Board of Directors.

Compensation Committee

The members of the Compensation Committee during 2019 are David Minella (chairman), Norman Creighton, Cathy Hendrickson and Stanley Zax (since January 2019). The Compensation Committee met six times during 2019. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate certain responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Second Amended and Restated 2009 Equity Participation Plan.

Nominating Committee

The members of the Nominating Committee are Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the current members of the Nominating Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Nominating Committee met two times during 2019. The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high-quality board members and the composition and structure of committees of the Board of Directors.

The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.

Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

Capital Markets Committee

The Board of Directors formed the Capital Markets Committee in January 2019. The members of the Capital Markets Committee during 2019 were Richard Boucher (chairman), Trevor Bowen, William McMorrow, David Minella and Stanley Zax. As of March 2020, the members of the Capital Markets Committee are Todd Boehly, Richard Boucher (chairman), Trevor Bowen, William McMorrow, David Minella, and Stanley Zax. A majority of the members of the Capital Markets Committee are independent members of the Board of Directors. The Capital Markets Committee met six times during 2019. The Capital Markets Committee operates under a written charter. The Capital Markets Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Capital Markets Committee is to provide assistance to the Board of Directors of the Company in monitoring and overseeing the policies and activities of the Company and its subsidiaries relating to the Company’s capital markets activities, including equity and debt offerings. As set forth in the Capital Markets Committee charter, in discharging its responsibilities and duties, among other things, the Capital Markets Committee: (i) reviews management’s plans and recommendations with respect to public equity and debt offerings and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company, (ii) reviews management’s plans and recommendations with respect to corporate mergers and acquisitions and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company; and (iii) unless otherwise specified by the Board of Directors, acts as the pricing or special committee for all public equity and debt offerings to be undertaken by the Company or acts as the transaction committee for all corporate mergers and acquisition transactions to be taken by the Company.

Executive Sessions

Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is David Minella. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212.

Process for Sending Communications to the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2019, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2018, we believe that, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

COMMITMENT TO EXCELLENCE IN CORPORATE RESPONSIBILITY

Kennedy Wilson’s corporate responsibility program reflects our collective commitment to managing sustainability opportunities, minimizing our environmental impact and doing our part to enhance the communities where we are grateful to be doing business across our global portfolio. This delivers long-term social, environmental and economic value across our portfolio and to our key stakeholders.

In 2018, Kennedy Wilson formed a Corporate Sustainability Committee to oversee the implementation of our environmental, social and governance practices. The Committee includes the President of Kennedy Wilson, who is a member of the Board of Directors, and reports directly to our Chairman and CEO. The committee meets regularly to set goals, review budgets and oversee the operational implementation by asset management teams while monitoring progress and results.

Our pillars of corporate responsibility include: Creating Great Places – for people to live, work and thrive; Building Communities – for a prosperous society; Optimizing Resources – for a healthy environment and a productive business; Operating Responsibly – for a healthy work environment built on transparency and accountability.

We look to create great places for people to live, work and thrive, focusing on enriching our tenants’ experiences by bridging the gap between home, workplace and community. We build apartment communities across the Western U.S., Ireland and the UK that people love to live in, with space and amenities designed to promote health and wellness, celebrate local cultural and enhance the lives of residents living in our communities. We also incorporate spaces for rest and socialization across our global multifamily portfolio, including clubhouses, fitness centers, business suites, outdoor play areas, pools and dog parks.

Within Kennedy Wilson’s commercial portfolio, we look to secure and target certifications that highlight our commitment to supporting employee well-being at our commercial properties, including the international WELL standard that recognizes wellbeing features including materials with low-volatile organic compound emissions, improved daylight, air and water quality monitoring and internal mobility.

We build communities within and around our assets and in the major cities where we operate to support communities to prosper and grow. We do this through resident interaction, community development, charitable giving and collaborating with partners. Our giving efforts are directed through the Kennedy Wilson Charitable Foundation, a 501(c)(3) non-profit corporation, which awards $3 million in grants and gifts to qualifying non-profit, civic or educational public charities each year. The committee that approves distributions from the Foundation includes an independent member of the Board of Directors. Through a joint venture with Vintage Housing launched in 2015, Kennedy Wilson is also delivering 9,400 affordable units in the Western U.S. for residents that make 50%-60% of the area’s median income using affordable housing tax credits and other state and federal financing resources. Vintage Housing provides an affordable, long-term solution for qualified working families and active senior citizens, coupled with community services and modern amenities that are a hallmark of Kennedy Wilson’s traditional multifamily portfolio.

We optimize resources with a focus on environmental stewardship, ensuring that a healthy environment contributes to a productive business. Through the efficient use of resources, we look to reduce operating costs, reduce greenhouse gas emissions and future-proof our assets. In 2019, we expanded our global utility monitoring program to cover our entire directly managed portfolio. We take a building-by-building approach to optimizing resources, first through measuring usage, identifying cost-efficient initiatives, and then upgrading systems within our broader asset management programs.

In 2019, Kennedy Wilson became a member of the U.S. Green Building Council and made a commitment to targeting sustainability certifications under LEED (Leadership in Energy and Environmental Design) for our major remodel and ground-up commercial development projects across our global portfolio. In our European development portfolio, we target LEED Platinum and/or BREEAM (Building Research Establishment Environmental Assessment Method) Excellent for our mixed-use and commercial properties, as well as NZEB (net-zero energy building) and WELL Building Standard certifications at our large-scale mixed-use projects in Ireland and the UK. All projects in Europe will also target a Wired Score rating of Platinum.

We operate responsibly to ensure business-wide transparency and accountability, with a clear focus on empowering people and providing a healthy work environment for our employees. In addition to providing significant employee benefits and training opportunities, we strive to maintain a diverse corporate culture that includes people who represent different viewpoints, historical perspective and can bring new, fresh ideas to all levels of the company.

The quality of our Board of Directors has been key to Kennedy Wilson’s success. Our diverse board offers a variety of perspectives, deep industry experience and valuable market knowledge. The Board has oversight of managing the Company’s risks, and committees are tasked with oversight responsibility for particular areas of risk.

SUSTAINABILITY
Advancing toward a global commitment focused on targets aimed to reduce our carbon footprint by expanding our data monitoring to 100% of our directly managed global portfolio	Gold member - U.S Green Building Council	31% Carbon Emissions Savings Since 2016	Targeting LEED certifications for mixed-use and commercial properties across our global development portfolio
CORPORATE GOVERNANCE
5 new directors since 2018	Lead independent director with well-defined role and responsibilities	Regular executive sessions of independent directors	Diverse Board of Directors including 25% women directors
	Active and responsive shareholder engagement	Creation of formal corporate sustainability committee
Board of Directors and Senior Management stock ownership policy	Annual “Say on Pay” vote	Anti-hedging and anti- pledging policies	Clawback policy
SOCIAL
9,400 Affordable Housing units completed units and under construction in the Western U.S.	46% Women at Kennedy Wilson	35% Women on Senior Leadership Team	$3M Kennedy Wilson Foundation Donations in 2019

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this proxy statement describes the objectives and features of our executive compensation program with respect to those executive officers who constitute our named executive officers (“NEOs”) for fiscal year 2019, as determined under applicable SEC rules. For the fiscal year ended December 31, 2019, our NEOs and their titles were as follows:

Named Executive Officer	Title
William J. McMorrow	Chairman and Chief Executive Officer
Mary Ricks	President
Justin Enbody	Chief Financial Officer
Kent Mouton	Executive Vice President, General Counsel
Matt Windisch	Executive Vice President

The Compensation Discussion and Analysis includes the following sections:

1	Executive Summary – Summarizes our 2019 compensation program, our unique business model and the evolution of our compensation structure over the past four years

2

Executive Compensation Objectives and Review Process – Outlines our compensation philosophy and the objectives and roles of each of the Compensation Committee and Chief Executive Officer (“CEO”) in determining the compensation for our executives

3	Fiscal Year 2019 Compensation – Discusses and analyzes the performance factors and specific compensation decisions for fiscal year 2019

4	Elements of Compensation – Provides a more detailed description of each element of our executive compensation program

5	Tax, Accounting and Other Considerations – Outlines the various tax, accounting and other factors that are considered by the Compensation Committee with respect to our executive compensation program

1	Executive Summary

The Compensation Committee is committed to evaluating and updating our executive compensation and corporate governance practices based on its continual review of current market practices and governance trends, amongst other factors. We place significant value on tying our executives’ compensation to our long-term value creation for our stockholders, while balancing both short-term performance and retention, which we achieve by incorporating a fixed base salary while significantly weighting the NEO pay mix towards long-term incentive compensation and short-term bonuses tied to performance. We believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices used at peer companies. For 2019, we expanded our compensation-related governance policies incorporating common and market practices to enhance the protocols that guide how executive compensation decisions are made and safeguard shareholder interests.

As noted throughout this proxy statement, our senior management team developed the 2019 business plan metrics and targets to support our corporate priorities. Final decisions on the design of our 2019 compensation program, however, as well as total compensation for each executive officer, were made by the Compensation Committee.

Our Distinctive Global Public Company Real Estate Business Model

Kennedy Wilson is a global real estate investment company with a unique and global business model that is not directly comparable to most other publicly-traded real estate companies. We own, operate and invest in real estate both on our own and through our investment management platform. To complement our investment business, we also provide real estate services primarily to financial services clients.

Two Key Investment Segments

Balance Sheet Portfolio	Investment Management Platform

• Permanent capital vehicle focused on maximizing property cash flow • Targeting investments with accretive asset management opportunities • Longer-term hold period

•  Complementary platform generating recurring assetmanagement fees and promotes

•  Primary investors include:

•  insurance companies

•  public and private pension plans

•  family office and private equity clients

We are a global company that owns and develops multifamily and commercial properties primarily located in the Western U.S., the U.K. and Ireland. As of December 31, 2019, we have an ownership interest in approximately 49 million square feet of property globally, including 29,705 multifamily rental units and 22.0 million square feet of commercial property.

 Portfolio Overview:

1 Based on Estimated Annual NOI

*See Appendix A for a definition of Estimated Annual NOI, Adjusted Fees and Fee-bearing Capital and a reconciliation of Adjusted Fees to its most comparable GAAP measure.

Our Company is not directly comparable to most publicly-traded real estate companies, which generally operate less complicated business models, and is more comparable to private equity companies, investment banks and sophisticated family offices with large real estate portfolios.

	Kennedy-Wilson Holdings, Inc.	Traditional Publicly-Traded Real Estate Company Business Model	Private Equity Real Estate Firms
Source and use strategic third- party capital to operate a fund and separate account business to invest in opportunistic and value-add investments
Operate on a global scale
Invest in a diverse array of property types
Engage in significant development and redevelopment activity
Local operating teams

Legend:

Fully Engage	Partially Engage	Minimally Engage

In this respect, our true and closest competitors are not traditional real estate operating companies and REITs. Instead, we directly compete with a combination of private equity real estate companies, investment banks and sophisticated family offices, among others, in terms of deal sourcing, accessing third-party capital and the recruitment of talent. Many of these companies operate as privately-held companies or have a real estate platform that is one operating segment where compensation information is not publicly disclosed and not available to directly compare the compensation of our NEOs to that of our closest competitors.

Evolution of Our Compensation Program and Responsiveness to Stockholders

Our Compensation Committee, in consultation with its independent compensation consultant has sought to create a compensation program that (i) provides long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders; (ii) provides our executive officers with long-term incentive compensation and annual cash bonuses that are subject to the attainment of Company performance goals; and (iii) pays our executive officers competitive levels of compensation to retain and motivate our high caliber executive officer team. In our efforts to accomplish these objectives, we have considered the following key factors:

●	The executive officers and our independent directors own approximately 24% (as of April 24, 2020) of the Company’s stock, ensuring alignment with the Company’s stockholders; and

●

We directly compete with a combination of private equity companies, investment banks and sophisticated family offices with large real estate portfolios, among others, where the compensation structures provide for a more levered risk-reward model than typically used by public companies.

We are committed to evaluating and making changes to our compensation and corporate governance practices based on our continual review of the factors above. Based on discussions with stockholders, along with our ongoing evaluation of best practices, we have made a number of compensation and governance enhancements in recent years, including:

2019 - 2020

›  Broadened the clawback policy to all NEOs

›  Increased director ownership guidelines to 4x the annual cash retainer

›  Expanded our insider trading policy to explicitly prohibit all pledging

›  Amended the Company’s Second Amended and Restated 2009 Equity Participation Plan to include numerous stockholder-friendly provisions, including, the prohibition of the discretionary accelerated vesting of awards and a minimum one-year vesting requirement on all equity grants

›  Created the Capital Markets Committee of the Board of Directors to assist the Board in monitoring and overseeing the policies and activities of the Company relating to the Company’s capital market activities, foreign currency exposure and debt program.

2018

›  Recast our executive compensation peer group to better reflect the global and unique business that we operate

›  Eliminated the cash bonus pool based on Adjusted EBITDA and adopted a formulaic cash bonus program tied to multiple operating and financial metrics

›  Rebalanced the pay mix to be significantly weighted towards long-term incentive compensation

›  Added a mandatory three-year post-vesting holding period on NEO relative total shareholder return (“TSR”) restricted stock awards

›  Appointed three additional independent directors and lead independent director

2017

›  Adopted a majority voting standard in uncontested director elections

›  Modified the performance-based restricted stock award to be based on more rigorous and challenging hurdles, including a new relative TSR metric

›  Changed to an annual Say on Pay vote proposal beginning in 2017

2015 - 2016

›  Adopted a mandatory three-year post-vesting holding period on certain NEO restricted stock awards

›  Eliminated dividends on unearned restricted stock awards

›  Eliminated the “retesting” or “catch-up” features from all restricted stock awards

›  Adopted anti-hedging and anti-pledging policies

›  Adopted robust stock ownership guidelines including 10 times base salary for the CEO

2	Executive Compensation Objectives and Review Process

Our Company’s compensation program objectives are as follows:

Pay Competitively	Pay-for-Performance	Alignment with Stockholders

Pay our executive officers a competitive level of compensation that best reflects individual performance, overall role and responsibility, and our performance and the performance of our business units	Provide our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of Company performance goals

Provide long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders and encourages retention by paying a significant portion of compensation to our executive officers in equity

A significant portion of our NEOs’ compensation is at-risk subject to the Company’s achievement of pre-established performance goals. Consistent with this focus, our compensation program provides our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of Company performance goals. We encourage our executives to take a long-term approach by compensating them in restricted equity that vests over a period of three years if the Company meets or exceeds return on equity (“ROE”) and TSR goals, subject to continued employment and additional post-vesting holding periods.

Role of the Compensation Committee

Our Compensation Committee determines the compensation for all of the NEOs employing the following process.

●

It receives input as necessary and appropriate from Company management, including the Chief Executive Officer, other than with respect to his own compensation, and the Compensation Committee’s compensation consultant, as discussed below.

●

Our Chief Executive Officer makes recommendations to the Compensation Committee on the compensation of executive officers who report to him based on his assessment of the achievement of the Company’s strategic plans, the executive’s individual performance and a variety of other factors (such as compensation history, tenure, responsibilities, market data and retention concerns).

●

The Compensation Committee considers these recommendations, the input of its independent compensation consultant, as well as its own research to make all final decisions affecting NEO compensation, executive compensation philosophy, policies and plan designs.

Role of the Compensation Consultants

The Compensation Committee has retained an independent compensation consultant, to advise it in connection with its responsibilities. During 2019, the Compensation Committee retained FTI Consulting, Inc. (“FTI Consulting”) to provide peer group compensation data and market practices and advice with respect to the compensation, annual bonus program and restricted stock awards applicable to executive officers and employment agreements. Additionally, in 2019, FTI Consulting was engaged by the Company to perform public relations advisory services unrelated to executive compensation. The Company paid $242,439 and $109,892 in 2019 to FTI Consulting for executive compensation advisory services and public relations advisory services, respectively. FTI Consulting reports to the Compensation Committee any such services and fees annually, in connection with its retention, and upon the reasonable request of the Compensation Committee. The Compensation Committee has determined that FTI Consulting is independent and that there was no conflict of interest between the Company and FTI Consulting during 2019. In early 2020, the Compensation Committee retained FPL Associates as its new compensation consultant. The Compensation Committee has determined that FPL Associates is independent and that there was no conflict of interest between the Company and FPL Associates. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards.

Use of Peer Group Data

The Compensation Committee, with the assistance of FTI Consulting, reviewed the Company’s peer group in 2019. The Compensation Committee sought to ensure that the peer group reflected our Company’s current dynamics, which combined with our size, global reach, and development and strategic capital platforms, put us in a unique category, making peer group selection that much more challenging. In selecting the Company’s peer group, the Compensation Committee sought to create a blend of diverse companies that would reflect the Company’s unique business model and global scope when viewed in totality.

In assessing potential peers and developing the most appropriate blend of companies, the Compensation Committee took into consideration: (i) publicly-traded real estate companies in the United States and Europe with whom the Company competes for investment opportunities and talent, (ii) peer groups identified for the Company by independent third-parties (including those used by financial service providers and proxy advisory groups) and (iii) the recent Say-on-Pay results of any potential peer.

The companies that make up the Company’s peer group were selected using the following criteria:

–	companies with appropriate size comparison in terms of assets under management and total enterprise value

–	asset managers with real estate portfolios and real estate companies with strategic capital platforms that invest in real estate through funds

–	real estate companies with similarly-skilled executive management teams and a multi-faceted business model

–	real estate companies that participate in real estate development

–	companies that operate in multiple domestic and international markets and invest in multiple asset types

–	at least one European real estate company, as the Company has significant operations and investments in Europe

The Compensation Committee reviewed real estate operating companies, REITs and publicly-traded private equity and asset management firms compared to the criteria listed above. The Compensation Committee selected the following 10 publicly traded companies for the Company’s peer group (in alphabetical order) that met at least three of these criteria. The majority of these peer companies share some, but not all, aspects of our business model, further demonstrating our uniqueness. While no singular company is entirely comparable to KW, we believe that, on a blended basis, our current peer group generally provides an accurate representation of the Company’s operations.

Company	Size (1)	Real Estate	Developer	Global	Strategic Capital (2)
Kennedy-Wilson Holdings, Inc.	✔	✔	✔	✔	✔
Apollo Global Management, LLC	✔	✔		✔	✔
Ares Management Corporation	✔	✔	✔	✔	✔
Essex Property Trust, Inc.	✔	✔	✔
Kilroy Realty Corporation	✔	✔	✔
Land Securities Group plc	✔	✔	✔	✔
Oaktree Capital Group, LLC		✔		✔	✔
Prologis, Inc.		✔	✔	✔	✔
SL Green Realty Corp.	✔	✔	✔		✔
UDR, Inc.	✔	✔	✔		✔
Vornado Realty Trust	✔	✔	✔		✔

(1)	Size is based on assets under management, when available, or total enterprise value as of December 31, 2019
(2)	Strategic capital is based on if the company has a significant fund management and separate account business in which it invests in real estate assets

The above peer group (which is the same as our 2018 peer group) is subject to annual adjustments based on changes at peer companies, including for material changes in business operations.

During 2019, the Compensation Committee utilized peer group compensation data in order for it to understand the reasonableness of the Company’s pay level and structure as compared to the market. Reflecting the Compensation Committee’s view that the Company is not readily comparable to other companies of a similar size in the real estate industry (due, in part, to the Company’s diverse line of businesses, revenue streams and investment type), in determining the overall amounts of compensation to be awarded to the NEOs and the relative portion of compensation to be divided among base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Please see the discussion in “Elements of Compensation” below.

Risk Mitigation

Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk-taking. We believe that our annual cash bonus program and our equity-based compensation program contain appropriate risk mitigation factors, as summarized below:

3	Fiscal Year 2019 Compensation

2019 Financial Performance and Results

2019 was another record year for Kennedy Wilson across all key financial metrics. We successfully executed our core business plan, which resulted in record levels of GAAP EPS, Adjusted EBTIDA and Adjusted Net Income and significant stabilized portfolio NOI and fee-bearing capital growth. 2019 performance highlights include (percent change figures below are year-over-year comparisons):

●	Record-Breaking Earnings and Strong Dividend per Share Growth:

–	Achieved a record $1.58 GAAP EPS, a 52% increase from $1.04 in 2018

–	Achieved a record Adjusted EBITDA of $728 million in 2019 (previous record of $713 million set in 2018)

–	Achieved a record Adjusted Net Income of $443 million in 2019 (an increase of 11% year-over-year)

–	Declared a 5% increase in the common dividend per share at the end of 2019 to $.88 per share (9th consecutive year of increasing our common dividend)

●

Outsized Fee-Bearing Capital Growth: Fee-bearing capital grew by 39% to $3.0 billion in 2019 (raised $1.2 billion in new fee-bearing capital offset by a decrease of $0.3 billion due to asset dispositions). Completed the $775 million fundraise for Fund VI, a value-add fund focused on properties in the Western U.S., which had an initial target of $750 million. Fund VI is 55% larger than its predecessor fund, which closed in 2016.

●

Solid Growth of In-Place Estimated Annual NOI: In-place Estimated Annual NOI from the Company’s stabilized portfolio grew by $14 million to $421 million, despite being a net seller of assets and re-investing in our development pipeline.

●

Strong Stock Performance and Capital Return: We returned a total of $142 million, equating to approximately $1.00 per share, of capital back to stockholders through dividends and share repurchases. Our common stock produced a 28% total return to stockholders (strongest year since 2013) resulting in the outperformance of its benchmark, the MSCI World Real Estate Index, by 400 bps.

●

Significant Investment Transactions; Capital Recycling; Gains from Sale of Real Estate: We and our equity partners completed $3.3 billion of investment transactions and we continued our execution of significant capital recycling efforts investing $503 million of cash with 58% into new investments, 38% into capex, and 4% into its share repurchase program. We generated in excess of $536 million of cash from the asset dispositions that we executed and our share of total gains from the sale of real estate in 2019 was $371 million, an increase of $45 million from 2018.

●	Strong Balance Sheet: At year-end, we had $574 million of cash and cash equivalents and $500 million of undrawn capacity on our revolving line of credit.

●

Preferred Equity Investment from Eldridge Industries; Increase in Separate Account Investment Target: We received a $300 million strategic investment when Eldridge purchased $300 million in convertible perpetual preferred stock carrying 5.75% annual dividend rate, with an initial conversion price in Kennedy Wilson preferred stock of $25.00 per share. We also increased the investment target of our joint venture platform with Eldridge and its affiliates from $500 million to $1.5 Billion.

* See Appendix A for certain definitions and reconciliations of non-GAAP financial information.

Strong Operating Metrics and Dividend Per Share Growth

The tables and charts presented are as of December 31 of the applicable year. For definitions of terms used throughout this Compensation Discussion and Analysis and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, see Appendix A. Past performance is not necessarily indicative of future performance, and you should not unduly rely on the historical metrics shown above.

Cumulative Total Return Since-IPO

Total Stockholder Returns				KW: Kennedy Wilson Holdings, Inc. World: MSCI World Real Estate Index Peers: Executive Compensation Peer Group Median*

1 - Year 12/31/2019	3 - Year 12/31/2019	7 - Year 12/31/2019	Since - IPO(1) 12/31/2019

Peers 32%	Peers 41%	Peers 115%	Peers 279%
KW 28%	World 35%	KW 95%	KW 184%
World 24%	KW 23%	World 69%	World 155%

(1) Date of closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009

Source: S&P Global Market Intelligence

For definitions of terms used throughout this section of the proxy statement and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, see Appendix A.

*See “Use of Peer Group Data” below for additional details on our peer group.

2019 Compensation Snapshot

In determining the incentive compensation paid to our named executive officers for 2019, our Compensation Committee rigorously evaluated Company and individual performance relative to the pre-established measures and goals under our annual bonus and long-term incentive plans, noting a high level of achievement overall. As a result of this superior performance, and in alignment with value delivered to stockholders, the 2019 total direct compensation for our NEOs increased year-over-year (which was all in the form of equity grants for our CEO). We believe that our current executive compensation program represents a balanced and strategically-aligned pay-for-performance program as demonstrated by the following:

●

Approximately 82% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance, because we value the clarity of formulas that tie compensation to shareholder returns in the long-term.

●

The majority of compensation (53%) is comprised of equity awards that are subject to the same stock price fluctuations as our shareholders. Additionally, all our stock grants (including performance stock awards and retentive stock awards) require our NEOs to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our shareholders.

●

2019 was another record year for the Company as we continued to successfully execute our core business plan, increasing GAAP EPS by 52% and continuing to aggressively grow our investment management and fee business, while achieving record levels of key financial metrics (as discussed throughout this proxy statement). Additionally, we generated a 28% total shareholder return in 2019 outperforming the MSCI World Real Estate Index by 400 bps. The Compensation Committee believed that it was important to reward management for these significant performance accomplishments in 2019. The graph below compares our average NEO compensation to our TSR performance (indexed to a 2016 base year) for each of the past three years and demonstrates the fact that while our NEOs have generated significant value for our shareholders, average compensation has trended downward since 2017:

	Year	Total Compensation
Mr. McMorrow	2019	$16,312,481
Chairman and CEO	2018	$13,426,907
	2017	$20,822,171
Ms. Ricks	2019	$12,748,197
President	2018	$9,825,290
	2017	$15,077,219
Mr. Enbody	2019	$5,487,768
Chief Financial Officer	2018	$4,246,968
	2017	$5,526,883
Mr. Mouton	2019	$5,627,721
General Counsel and Director	2018	$4,702,300
	2017	$6,101,351
Mr. Windisch	2019	$6,793,041
Executive Vice President	2018	$5,082,100
	2017	$6,603,392

Please see “Compensation Discussion and Analysis-Compensation Tables” and “Compensation Discussion and Analysis-Elements of Compensation” for further details.

4	Elements of Compensation

With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonuses and long-term incentives. The current base salaries of our NEOs were established by our Compensation Committee in 2018 in connection with the renewal of employment agreements and amendments that we entered into with our NEOs at that time after considering competitive levels of base pay and a desire to set levels of base pay that are internally equitable and may be adjusted periodically to align with changes in each individual’s roles, responsibilities and performance. Similarly, as explained below, 2019 bonus opportunities were set at a level that would provide NEOs with appropriate total cash compensation dependent on Company and individual performance in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion.

Base Salary

Base salary is set to attract and retain executive talent taking into consideration competitive market conditions with respect to comparable companies. Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results. Base salaries for all NEOs are set by the Compensation Committee, taking into account input as appropriate from the Chief Executive Officer, other than with respect to his own base salary.

In determining the appropriate level of base salary for the NEOs, a number of considerations may be taken into account. Historically, the following are some of the most important factors that have been considered: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer is engaged in investor relations activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee is subjective. For 2019, base salaries for Messrs. Enbody and Windisch were increased by $100,000 and $150,000, respectively, to be more in line with the peer group as compared to other NEOs and given that their last increase was provided in 2014.

The base salaries for each of the NEOs in 2019 were as set forth below.

Named Executive Officer	2019 Base Salary
William J. McMorrow	$1,500,000
Mary Ricks	1,250,000
Justin Enbody	700,000(1)
Kent Mouton	800,000
Matt Windisch	750,000(1)
(1)	Base salary increases for Messrs. Enbody and Windisch were effective as of January 22, 2019.

Annual Bonus

Our Compensation Committee believes that annual bonuses should play a significant role in motivating executives to undertake efforts that provide increases in stockholder value and that executive officers should be potentially eligible for bonuses that are a significant percentage of base pay and, in the case of the most senior officers, may be a multiple of base pay. The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs.

2019 Cash Bonus Program

Beginning in 2018, the Company eliminated its historical bonus program, which provided for funding of a bonus pool based on Adjusted EBITDA and replaced it with a more traditional formulaic bonus program tied to the achievement of corporate performance goals (80%) and individual performance (20%), consistent with prevailing market practices. The metrics set forth below are subject to review and change on an annual basis and will be aligned with the business strategy for the upcoming year.

The following table shows the metrics and weightings for the 2019 cash bonus program for all of our NEOs:

2019 Performance Metrics	Weighting	Rationale for Inclusion
Adjusted Cash Flow per Share	35%	Encourages focus on profitability using a per share earnings measure excluding the impact of extraordinary items (both positive and negative)
Recurring Recourse Debt Service Coverage Ratio	25%	Encourages management focus on strengthening our balance sheet and generating sufficient cash flow to meet debt obligations
Cash Generated from Asset Sales	20%	Motivates management to execute capital recycling plan to sell lower return assets and redeploy capital into higher return opportunities
Individual Performance	20%	Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company and in executing the Company’s strategic plan

Each NEO’s incentive cash bonus opportunity for 2019 is based upon a threshold, target and maximum amount (each denominated as a percentage of base salary) as shown in the following table. Whether any of the threshold, target or maximum bonus levels are attained was determined by the Compensation Committee based on the achievement of the criteria described above and the Compensation Committee’s assessment of each executive’s individual performance.

Named Executive Officer	Threshold	Target	Maximum
William J. McMorrow	100%	200%	300%
Mary Ricks	100%	200%	300%
Justin Enbody	82.5%	165%	250%
Kent Mouton	57.5%	115%	175%
Matt Windisch	100%	200%	300%

The Compensation Committee approved threshold, target and maximum levels for each of the Company performance metrics, which it believed to be challenging and difficult, but achievable with significant effort and skill. The threshold, target and maximum levels of the Company performance metrics for the 2019 cash bonus program, as compared to actual results for each metric (determined by the Compensation Committee following the end of 2019), are shown below:

2019 Performance Metrics	Threshold	Target	Maximum	Actual
Adjusted Cash Flow per Share	$1.80	$1.95	$2.10	$3.13
Recurring Recourse Debt Service Coverage Ratio	1.85	1.95	2.05	2.56
Cash Generated from Asset Sales	$300.0 mm	$400.0 mm	$500.0 mm	$536 mm
Subjective/Individual Performance	N/A	N/A	N/A	See below

Given the Company’s extremely successful 2019 financial year, actual results of the 2019 bonus program performance metrics were significantly higher than the rigorous hurdles set in place and exceeded the maximum hurdle for each metric. The 2019 cash bonus program also contained an individual element based on the Compensation Committee’s assessment of the executive’s individual performance during 2019. With respect to the individual performance component, the Compensation Committee considered each NEO’s individual performance and the Company’s overall 2019 accomplishments, including the performance set forth under “2019 Business Highlights”. The Compensation Committee determined that Mr. McMorrow, whose individual performance is most directly tied to Company performance, would receive a maximum payout under the individual performance component based on the Company achieving record results in all key financial metrics. Based on feedback from the CEO, the Compensation Committee determined that each of the other NEOs would receive the maximum amount of his or her individual performance component given the significant contributions each person made to the Company’s 2019 record year and to each of their respective departments and disciplines.

The 2019 annual cash bonuses paid to our NEOs based on the performance results discussed above are as follows:

Named Executive Officer	2019 Cash Bonus Paid
William J. McMorrow	$4,500,000
Mary Ricks	$3,750,000
Justin Enbody	$1,750,000
Kent Mouton	$1,400,000
Matt Windisch	$2,250,000

Long-Term Incentives

Long-term incentives in the form of equity awards are a crucial part of our overall executive compensation program. We believe that this component of the compensation program strongly aligns our NEOs’ interests with the long-term interests of our stockholders and also encourages retention of our highly-skilled employees. In 2019, long-term incentives were granted to our NEOs in the form of restricted stock units (RSUs).

For the NEOs and other key employees, our long-term incentives program is designed to (i) provide for a range of vesting performance levels instead of all-or-nothing, (ii) ensure rigorous performance hurdles, (iii) provide further alignment with stockholder interests by using a relative TSR measure, and (iv) ensure the retention of management in all market cycles. The program balances each of these objectives by incorporating the following equity vehicles:

Relative TSR Performance RSU Award	ROE RSU Award	Retentive RSU Award

At-risk equity incentive designed to enhance the pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior relative TSR performance	At-risk equity incentive designed to enhance the pay-for-performance structure, while motivating and rewarding senior management for the achievement of rigorous ROE goals

Structured to retain executives while subjecting recipients to the same market fluctuations as stockholders, thereby motivating management to create long-term value through long-term vesting and holding requirements

The key terms of each of these equity vehicles are as follows:

33.3% of Award	3-year Relative TSR RSU Award

Cliff vesting 3 years after grant date if relative TSR performance hurdles are achieved vs. the MSCI World Real Estate Index and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Earned awards are required to be held for 3 years following the vesting date.

		RESULT Maximum Target Threshold	HURDLES +1,200bps (100% vested) +0bps (66.7% vested) -1,200bps (33.3% vested)
33.3% of Award	ROE Performance RSU Award

3-year annual vesting after grant date, subject to the achievement of ROE hurdles and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Earned awards are required to be held for 3 years following the vesting date.

		RESULT Maximum Target Threshold	HURDLES +12.5% (100% vested) +10.0% (66.7% vested) +7.5% (33.3% vested)
33.3% of Award	Retentive RSU Award	3-year annual pro-rata vesting after grant date, subject to the NEO’s continued employment. Vested awards are required to be held for 3 years following the vesting date.

The Compensation Committee maintained target levels for annual equity awards consistent with those applicable to its 2018 annual equity awards and granted our NEOs the following RSU awards in January 2019:

Named Executive Officer	Total Equity Award (# of RSUs at Target)	Relative TSR RSU Award (# of RSUs at Target)	ROE Performance RSU Award (# of RSUs at Target)	Retentive Restricted RSU Award (# of RSUs at Target)	Total Grant Date Fair Value(1)
William J. McMorrow	341,388	113,796	113,796	113,796	$5,431,483
Mary Ricks	283,614	94,538	94,538	94,538	$4,512,299
Justin Enbody	115,545	38,515	38,515	38,515	$1,838,321
Kent Mouton	120,798	40,266	40,266	40,266	$1,921,896
Matt Windisch	144,432	48,144	48,144	48,144	$2,297,913

(1)	Based on the grant date fair value as calculated by an independent third-party appraiser in accordance with FASB ASC Topic 718.

Key Terms of the Relative TSR RSU Awards

Under the terms of the 2019 RSU awards granted to our NEOs, the relative TSR RSUs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2022 if our TSR equals or exceeds the hurdles set forth below relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	3-Year Relative TSR Hurdle	Payout Percentage

Maximum	+1,200bps	100%

Target	+0bps	67%

Threshold	-1,200bps	33%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Vested RSUs will be paid in shares following the conclusion of the three-year performance period. Any RSUs not earned at the end of the performance period will be forfeited to the extent that the threshold performance level is not achieved. Any shares paid in respect of vested RSUs will be subject to an additional post-vesting holding period through the third anniversary of the date on which the RSUs vest.

Key Terms of the ROE-Based Performance RSU Award

Under the terms of the 2019 RSU awards granted to our NEOs, the ROE RSUs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2020, 2021 and 2022 if our ROE equals or exceeds the hurdles set forth below for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	ROE Annual Hurdle	Payout Percentage

Maximum	12.5%	100%

Target	10.0%	67%

Threshold	7.5%	33%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Vested RSUs will be paid in shares following the applicable vesting date. Any RSUs eligible to vest at the conclusion of any fiscal year that are not earned at the end of such year will be forfeited to the extent that the threshold performance level is not achieved. Any shares paid in respect of vested RSUs will be subject to an additional post-vesting holding period through the third anniversary of the date on which the RSUs vest.

As reflected in the payout percentages specified in the tables above for the TSR and ROE RSUs, we intend for the TSR and ROE RSUs to vest at maximum level only if we significantly outperform our target goals.

Key Terms of the Retentive RSU Awards

Under the terms of the 2019 RSU awards granted to our NEOs, the retentive RSUs are scheduled to vest one-third (1/3) on each of January 24th of 2020, 2021 and 2022, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). Vested RSUs will be paid in shares following the applicable vesting date. Any shares paid in respect of vested RSUs will be subject to an additional post-vesting holding period through the third anniversary of the date on which the RSUs vest.

Extraordinary Performance Awards

In early 2019, the Compensation Committee reviewed the Company’s performance as of the recently-completed fiscal year ended December 31, 2018 and noted the following significant accomplishments over the long term:

●	The Company delivered record growth not only in 2018, but also over the longer term generating sustained growth over the past 6 years:

-	Record performance for GAAP Net Income to Common Stockholders (up $50 million to $150 million), Adjusted EBITDA (up 56% to $713 million) and Adjusted Net Income (up 64% to $397 million) in 2018

-	Compound annual growth rate of 39% and 47% for Adjusted EBITDA and Adjusted Net Income, respectively from 2012 to 2018

-	Declared an 11% increase in the common dividend per share at the end of 2018 to $.84 per share (compounded annual growth rate since 2011 of 23%)

●

We returned a total of $289 million, equating to approximately $2.00 per share, of capital back to stockholders through dividends and share repurchases, resulting in total return to stockholders outperforming the MSCI World Real Estate Index by 15% in 2018.

To recognize management for the extraordinary value created for shareholders over the long-term period, the Compensation Committee approved special extraordinary performance awards in the form of RSUs that are not intended to be part of the annual grant structure. The following chart provides the number of extraordinary performance awards that were approved by our Compensation Committee to be granted to each of our NEOs in January 2019 (50% of which were granted in January 2019 and 50% of which were granted in June 2019 after our 2019 Annual Meeting whereby our shareholders approved an amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan), as well as the grant date fair value of such awards.

Named Executive Officer	Extraordinary Performance Restricted RSU Award (# of RSUs)	Total Grant Date Fair Value(1)

William J. McMorrow	169,716	$2,957,301

Mary Ricks	140,990	$2,456,751

Justin Enbody	57,439	$1,000,875

Kent Mouton	60,053	$1,046,424

Matt Windisch	71,802	$1,251,150

(1)

Based on the grant date fair value as calculated by an independent third-party appraiser in accordance with FASB ASC Topic 718. Off-cycle awards were granted on January 24, 2019 at a grant date stock price of $16.59 (with 50% contingent upon approval of the equity plan upsizing granted on the date of approval, June 13, 2019, at a grant date stock price of $18.26) and include a 12.5% discount in connection with the “no-sell” feature.

Key Terms of the Extraordinary Performance Awards

The extraordinary performance awards are designed to promote the long-term alignment of the executives with the stockholders under which the grants may not be fully sold until the end of 6 years. Under the terms of the special 2019 RSU awards granted to our NEOs, the special 2019 RSUs are scheduled to vest one-third (1/3) on each of January 24th of 2020, 2021 and 2022, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). Vested RSUs will be paid in shares following the applicable vesting date. Any shares paid in respect of vested RSUs will be subject to an additional post-vesting holding period through the third anniversary of the date on which the RSUs vest.

Other Material Terms of 2019 RSU Awards

Termination of Service. If an NEO’s employment is terminated by the Company or its subsidiaries without “Cause” or by the NEO for “Good Reason” (each as defined in the award agreement) (a “Qualifying Termination”), then with respect to the retentive RSUs, the Compensation Committee may, in its sole discretion, provide that such RSUs shall become fully vested upon such Qualifying Termination; provided, however, that such accelerated vesting shall apply automatically to the retentive RSUs upon a termination by reason of the NEO’s death or disability. In addition, if an NEO’s employment terminates due to his or her death or disability, then any then-unvested relative TSR RSUs and ROE RSUs will remain outstanding and eligible to vest on each subsequent vesting date (without regard to the requirement that such NEO continue in employment through such vesting date) based on the level of attainment of the applicable performance goal(s) following such NEO’s death or disability.

Change of Control. In the event of a Change of Control of the Company (as defined in the Second Amended and Restated 2009 Equity Participation Plan), all then-unvested RSUs will vest in full as of the date of the Change of Control, subject to the executive’s continued employment until immediately prior to the Change of Control.

No-Sale Period; Transferability. The RSUs generally will not be transferable unless and until such RSUs vest and the underlying shares have been issued. In addition, a grantee may not, without the consent of the Compensation Committee, transfer, sell or otherwise dispose of any vested RSUs or any of the shares underlying the RSUs prior to the earlier to occur of (i) the third anniversary of the date on which such RSUs vest, or (ii) the occurrence of a Change of Control of the Company. The transfer restrictions described in the preceding sentence will not apply to any transfer of shares to the Company, any transfer of shares in satisfaction of applicable withholding obligations with respect to the RSUs, or any transfer following the termination of a grantee’s employment or engagement with the Company or its subsidiaries (including by will or pursuant to the laws of descent and distribution).

Distribution Equivalent Rights. The 2019 RSU awards were granted in tandem with distribution equivalent rights that, during the period from grant until the earlier of payment, forfeiture or other termination of the RSUs to which such distribution equivalent rights relate, entitle the grantee to receive an amount equal to the dividends declared on the Company’s common stock underlying the RSUs. Such distribution equivalent rights will not be paid to the grantee on a current basis, but will instead accumulate and be paid to the grantee in a lump sum on the date (if any), and only to the extent, that the underlying RSUs vest.

Definitions. For purposes of the award agreements:

●

“Cause” has the meaning set forth in the grantee’s employment agreement or similar agreement with the Company or its subsidiaries, or if no such agreement exists, then “Cause” means the occurrence of any of the following events: (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the grantee’s duties, (C) involvement in a transaction which is materially adverse to the Company or its subsidiaries, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or its subsidiaries, or (G) material breach of any provision of the Second Amended and Restated 2009 Equity Participation Plan or the restricted stock award agreement or any other written agreement between the grantee and the Company or its subsidiaries, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

●

“Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially fulltime at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation).

●

“ROE” means the ratio of (i) for any year, net income before depreciation and amortization, the Company’s share of depreciation and amortization included in income, unconsolidated investments, share-based compensation, merger related expenses, loss on early extinguishment of corporate debt and after net income attributable to noncontrolling interests before depreciation and amortization, to (ii) tangible book equity (calculated as stockholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable year.

Other Executive Benefits

NEOs are entitled to employee benefits generally available to all full-time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.

The Company’s employees, including the NEOs, participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $3,000 for any participant.

In 2019, the Company maintained life insurance policies for each of the NEOs. As described further below under the subheading “Termination and Change in Control Benefits,” the employment agreements between the Company and each of the NEOs provide that in the event an NEO is terminated due to his or her death, such NEO is entitled to receive a certain amount in cash. The employment agreements with each of the NEOs also provide that the Company may discharge its obligations to make such cash payments by paying such amount from proceeds of an insurance policy, the beneficiary of which will be the applicable NEO. Securing such life insurance policies for each of the NEOs, relieved the Company of its cash payment obligations to the NEOs upon their respective deaths, as described under the subheading “Termination and Change in Control Benefits.” The premiums paid by the Company for each of the NEOs’ life insurance policies in 2019 were as follows: Mr. McMorrow: $1.1 million; Mr. Enbody: $104,000; Ms. Ricks: $274,595; Mr. Mouton: $350,000; and Mr. Windisch: $124,000.

Pursuant to our Corporate Security and Aircraft Policy, the Board of Directors requires that the Company’s Chief Executive Officer and the Company’s President use private air travel for both business and personal use for purposes of security, rapid availability and efficiency and communications connectivity. Company-paid private air travel for personal use under such policy is capped at 125 flight hours per year per executive. The Company’s Chief Executive Officer and President recognize imputed taxable income for income tax purposes on their personal use of private aircraft using Standard Industry Fare Level rates pursuant to Internal Revenue Service Regulations and are not provided a tax reimbursement for any personal use of private aircraft.

The Chief Executive Officer also received an annual car allowance of $18,000, which has been terminated effective as of January 2020. Further details regarding certain benefits are contained in the Summary Compensation Table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

Employment Agreements

During 2019, the Company was a party to employment agreements with all of the NEOs. Additional information regarding the employment agreements of the NEOs may be found under the subheading below “Termination and Change in Control Benefits.”

Mr. McMorrow. The employment agreement between the Company and Mr. McMorrow expires on August 6, 2025 and provides for an annual base salary of $1,500,000. Under the agreement, Mr. McMorrow is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Enbody. The employment agreement between the Company and Mr. Enbody expires on December 29, 2023 and provides for an annual base salary of $700,000 (effective January 2019). Under the agreement, Mr. Enbody is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Ms. Ricks. The employment agreement between the Company and Ms. Ricks expires on August 6, 2025 and provides for an annual base salary of $1,250,000. Under the agreement, Ms. Ricks is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Windisch. The employment agreement between the Company and Mr. Windisch expires on December 29, 2023 and provides for an annual base salary of $750,000 (effective January 2019). Under the agreement, Mr. Windisch is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Mouton. The employment agreement between the Company and Mr. Mouton expires on December 29, 2023 and provides for an annual base salary of $800,000. Under the agreement, Mr. Mouton is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Minimum Ownership Guidelines

The Company’s Board of Directors expects executive officers and non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, since 2018, executive officers have been required to hold all restricted stock awards and all shares paid in respect of vested restricted stock units for a three-year period post-vesting. In addition, the Board has established equity ownership guidelines for our executive officers and non-employee directors. The executives and directors are required to hold equity with a value equivalent to a multiple of their salary/annual cash retainer as listed in the table below:

Title	Multiple	Ownership Requirement Met (as of 12/31/2019)

Chairman and Chief Executive Officer	10x Base Salary	Yes

President	4x Base Salary	Yes

Chief Financial Officer	3x Base Salary	Yes

General Counsel	3x Base Salary	Yes

Executive Vice President (NEO)	3x Base Salary	Yes

Other Executive Officers	1.5x Base Salary	Yes

Non-employee Director	4x Annual Cash Retainer	Yes

The executive officers and non-employee directors have a grace period for compliance with the minimum ownership guidelines which ends on the later of December 31, 2020 or December 31 of the year in which the fifth anniversary of the executive officer or non-employee director’s appointment or first election to the Board occurs. At the end of the grace period and on each December 31 thereafter, if the executive officer or non-employee director does not hold shares with the requisite minimum equity ownership value, the person will be required to hold all vested equity grants on an after-tax basis until the required ownership level has been satisfied.

As of December 31, 2019, each of the executive officers and non-employee directors were in compliance with the minimum ownership guidelines set forth above. Mr. Boucher, who was first appointed to the Board in 2018, is still within the grace period set forth in the policy as described above.

Anti-Hedging and Anti-Pledging Policies

The Company maintains anti-hedging and anti-pledging policies that prohibit our officers, directors and employees from consummating the following transactions, (i) trading in puts, calls, options or other derivative security in the Company and (ii) pledging the Company’s securities as collateral for margin loans or other similar transactions.

The anti-hedging policy prohibits our officers, directors and employees from hedging against the value of the Company while continuing to own the covered securities without the full risks and rewards of ownership. Such behavior may cause the owner to no longer have the same objectives as the Company and its other stockholders. The anti-pledging policy was implemented because pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to stockholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. As of December 31, 2019, there were no existing pledges of the Company’s stock by its executives. Mr. Minella’s existing pledging arrangements at the time of adoption of this policy were grandfathered in, with the understanding that no future pledges of Company securities will be permitted.

5	Tax, Accounting and Other Considerations

Section 162(m) of the Tax Code; Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Tax Code”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees.” Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), compensation that qualified as “performance-based” under Section 162(m) was exempt from this deduction limitation. The Tax Act eliminated this exception for performance-based compensation for tax years beginning after December 31, 2017.

The Tax Act includes a limited grandfather provision, pursuant to which remuneration that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, may remain eligible for the exception for performance-based compensation under Section 162(m) (as in effect prior to the Tax Act).

The Compensation Committee has historically taken into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible and, to the extent available, intends to continue to treat qualified “performance-based” compensation that is grandfathered under the Tax Act as deductible compensation. However, the Compensation Committee retains the discretion and flexibility to award compensation that is not deductible under Section 162(m).

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Stockholder Say-on-Pay Vote

At our 2019 Annual Meeting of Stockholders, our stockholders approved the compensation of our NEOs, with approximately 80% of the votes cast in favor of the say-on-pay proposal. As discussed throughout this proxy statement, the Compensation Committee periodically reviews and revises the Company’s compensation arrangements with the objective of best aligning those programs with our stockholder interests. In making such changes, the Compensation Committee reviews and considers, among other things, current market practices, governance trends and the results of our non-binding say-on-pay proposal. In addition, the Company periodically solicits feedback from its investors regarding management compensation arrangements in order to ensure that our programs reflect full consideration of investor input.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Submitted by:	David Minella, Chairman
Norman Creighton
Cathy Hendrickson
Stanley Zax
Members of the
Compensation
Committee

Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was established on November 13, 2009 and consists of David Minella (Chairman), Norman Creighton, Cathy Hendrickson and Stanley Zax. No member of the Compensation Committee is (or was during 2019) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2019 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described above) and noted, among other factors, the fact that restricted stock grants to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the formulaic annual bonus plan includes individual caps and performance metrics that are largely based on the operating performance of the Company. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Tables

2019 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary	Bonus	Stocks Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William J. McMorrow	2019	$1,500,000	—	8,388,784	4,500,000	1,923,696	(2)	$16,312,481
Chairman and Chief	2018	1,500,000	—	5,708,664	4,500,000	1,718,243		13,426,907
Executive Officer	2017	1,500,000	—	7,069,663	10,000,000	2,252,509		20,822,171
Justin Enbody	2019	694,446	—	2,839,196	1,750,000	204,126	(3)	5,487,768
Chief Financial Officer	2018	600,000	—	1,932,034	1,500,000	214,934		4,246,968
	2017	600,000	500,000	1,160,663	3,000,000	266,220		5,526,883
Mary Ricks	2019	1,250,000	—	6,969,049	3,750,000	779,148	(4)	12,748,197
President	2018	1,093,750	—	4,742,400	3,000,000	989,140		9,825,290
	2017	1,000,000	—	4,474,500	8,000,000	1,602,719		15,077,219
Kent Mouton	2019	800,000	—	2,968,321	1,400,000	459,400	(5)	5,627,721
General Counsel and	2018	800,000	—	2,019,966	1,400,000	482,334		4,702,300
Director	2017	800,000	—	1,160,663	3,500,000	640,689		6,101,351
Matt Windisch	2019	741,667	—	3,549,063	2,250,000	252,311	(6)	6,793,041
Executive Vice President	2018	600,000	—	2,415,166	1,800,000	266,934		5,082,100
	2017	600,000	500,000	1,547,550	3,500,000	455,842		6,603,392

—————

(1)

The values in this column reflect the aggregate grant date fair value of the RSU awards computed in accordance with ASC Topic 718. The RSU award values for the shares subject to financial performance conditions (the “ROE RSUs”) are based on the probable outcome at the time of grant which was at the target payout level. The maximum value for the ROE RSUs assuming the highest level of performance is achieved are $2,831,813, $958,446, $2,352,578, $1,002,019, and $1,198,063 for Mr. McMorrow, Mr. Enbody, Ms. Ricks, Mr. Mouton and Mr. Windisch, respectively. The fair value of the TSR RSUs is estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations is included in Note 13 to the Company’s financial statements for the fiscal year ended December 31, 2019 contained in the Company’s Annual Report on Form 10-K. The maximum value for the TSR RSUs assuming the highest level of performance is achieved are $1,655,732, $560,393, $1,375,527, $585,870, and $700,495 for Mr. McMorrow, Mr. Enbody, Ms. Ricks, Mr. Mouton and Mr. Windisch, respectively.

(2)

Includes $18,000 in car allowance payments (which has been terminated effective January 2020); $3,000 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $454,067; life-insurance premium payments of $1,092,279; and personal air travel expenses in the amount of $356,351, which represents the aggregate incremental cost to the Company for Mr. McMorrow’s personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Mr. McMorrow is required to use private aircraft for all business and personal travel. On occasion, Mr. McMorrow’s guests accompanied him when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company. Please see “Other Executive Benefits” above for additional details.

(3)

Includes $3,000 in Company contributions to Mr. Enbody’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $97,126; and life-insurance premium payments of $104,000.

(4)

Includes $3,000 in Company contributions to Ms. Ricks’ account in the Company’s tax qualified 401(k) savings plan; payments provided in connection with Ms. Ricks’ overseas assignment including $103,622 for reimbursement of U.K. occupancy expenses; dividend payments on unvested shares of restricted stock of $297,197; life-insurance premium payments of $274,595; and personal air travel expenses in the amount of $100,734, which represents the aggregate incremental cost to the Company for Ms. Ricks’ personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Ms. Ricks is required to use private aircraft for all business and personal travel. On occasion, Ms. Ricks’ guests accompanied her when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company. Please see “Other Executive Benefits” above for additional details.

(5)	Includes $109,400 of dividend payments on unvested shares of restricted stock; and life-insurance premium payments of $350,000.

(6)

Includes $3,000 in Company contributions to Mr. Windisch’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $125,311; and life-insurance premium payments of $124,000.

GRANTS OF PLAN BASED AWARDS

The following table provides information about plan based awards granted to our NEOs for 2019.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
William J. McMorrow	1/24/2019	—	—	—	56,898	113,796	170,694 (2)	—	1,655,732
	1/24/2019	—	—	—	56,898	113,796	170,694 (3)		1,887,876
	1/24/2019							113,796	1,887,876
	1/24/2019							84,858	1,407,794
	6/13/2019							84,858	1,549,507
		1,500,000	3,000,000	4,500,000
Justin Enbody	1/24/2019	—	—	—	19,258	38,515	57,773 (2)		560,393
	1/24/2019				19,258	38,515	57,773 (3)		638,964
	1/24/2019							38,515	638,964
	1/24/2019							28,719	476,448
	6/13/2019							28,720	524,427
		577,500	1,155,000	1,750,000
Mary Ricks	1/24/2019	—	—	—	47,269	94,538	141,807 (2)	—	1,375,528
	1/24/2019	—	—	—	47,269	94,538	141,807(3)		1,568,385
	1/24/2019							94,538	1,568,385
	1/24/2019							70,495	1,169,512
	6/13/2019							70,495	1,287,239
		1,250,000	2,500,000	3,750,000
Kent Mouton	1/24/2019	—	—	—	20,133	40,266	60,399 (2)		585,870
	1/24/2019	—	—	—	20,133	40,266	60,399 (3)		668,013
	1/24/2019							40,266	668,013
	1/24/2019							30,026	498,131
	6/13/2019							30,027	548,293
		460,000	920,000	1,400,000
Matt Windisch	1/24/2019	—	—	—	24,072	48,144	72,216 (2)		700,495
	1/24/2019	—	—	—	24,072	48,144	72,216 (3)		798,709
	1/24/2019							48,144	798,709
	1/24/2019							35,901	595,598
	6/13/2019							35,901	655,552
		750,000	1,500,000	2,250,000

—————

(1)

Amounts reflect the threshold, target and maximum amounts payable under the Company’s annual bonus plan for 2019. Actual amounts paid to each NEO for 2019 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a more complete description of the Company’s 2019 bonus plan, see “Compensation Discussion and Analysis-Elements of Compensation-Annual Bonus”.

(2)

The amounts in columns (f), (g) and (h) reflect the shares that may vest in the event that the specified relative TSR performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(3)

The amounts in columns (f), (g) and (h) reflect the shares that may vest in the event that the specified Return on Equity performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(4)	Represents time-based restricted stock awards granted to the named executive officer during 2019.

(5)

The values in this column reflect the aggregate grant date fair value of the restricted stock awards computed in accordance with ASC Topic 718. The restricted stock award values for the shares subject to financial performance conditions (the “ROE restricted shares”) are based on the probable outcome at the time of grant which was at the target payout level. The fair value of the TSR restricted shares are estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations are included in Note 13 to the Company’s financial statements for the fiscal year ended December 31, 2019 contained in the Company’s Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2019.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. McMorrow	11/21/2017	(3)	—	—	56,667	1,263,674
	11/21/2017	(4)	—	—	85,000	1,895,500
	11/21/2017	(5)	28,334	631,848	—	—
	12/12/2017	(6)	56,667	1,263,674	—	—
	04/26/18	(7)	—	—	77,040	1,717,992
	04/26/18	(8)	—	—	115,560	2,576,988
	04/26/18	(9)	77,040	1,717,992	—	—
	01/24/19	(10)	—	—	113,796	2,537,651
	01/24/19	(11)	—	—	113,796	2,537,651
	01/24/19	(12)	113,796	2,537,651	—	—
	01/24/19	(13)	84,858	1,892,333	—	—
	06/13/19	(13)	84,858	1,892,333	—	—
Justin Enbody	11/21/2017	(3)	—	—	15,000	334,500
	11/21/2017	(4)			22,500	501,750
	11/21/2017	(5)	7,500	167,250	—	—
	04/26/18	(7)	—	—	26,074	581,450
	04/26/18	(8)	—	—	39,110	872,153
	04/26/18	(9)	26,074	581,450	—	—
	01/24/19	(10)	—	—	38,515	858,885
	01/24/19	(11)	—	—	38,515	858,885
	01/24/19	(12)	38,515	858,885	—	—
	01/24/19	(13)	28,719	640,434	—	—
	06/13/19	(13)	28,720	640,456	—	—

Mary Ricks	11/21/17	(3)	—	—	33,334	743,348
	11/21/17	(4)	—	—	50,000	1,115,000
	11/21/17	(5)	16,667	371,674	—	—
	12/12/17	(6)	40,000	892,000	—	—
	04/26/18	(7)	—	—	64,000	1,427,200
	04/26/18	(8)			96,000	2,140,800
	04/26/18	(9)	64,000	1,427,200	—	—
	01/24/19	(10)	—	—	94,538	2,108,197
	01/24/19	(11)	—	—	94,538	2,108,197
	01/24/19	(12)	94,538	2,108,197
	01/24/19	(13)	70,495	1,572,039	—	—
	06/13/19	(13)	70,495	1,572,039	—	—
Kent Mouton	11/21/17	(3)	—	—	15,000	334,500
	11/21/17	(4)	—	—	22,500	501,750
	11/21/17	(5)	7,500	167,250	—	—
	04/26/18	(7)	—	—	27,260	607,898
	04/26/18	(8)	—	—	40,890	911,847
	04/26/18	(9)	27,260	607,898	—	—
	01/24/19	(10)	—	—	40,266	897,932
	01/24/19	(11)	—	—	40,266	897,932
	01/24/19	(12)	40,266	897,932	—	—
	01/24/19	(13)	30,026	669,580	—	—
	06/13/19	(13)	30,027	669,602	—	—
Matt Windisch	11/21/17	(3)	—	—	20,000	446,000
	11/21/17	(4)	—	—	30,000	669,000
	11/21/17	(5)	10,000	223,000	—	—
	04/26/18	(7)	—	—	32,594	726,846
	04/26/18	(8)	—	—	48,890	1,090,247
	04/26/18	(9)	32,594	726,846	—	—
	01/24/19	(10)	—	—	48,144	1,073,611
	01/24/19	(11)	—	—	48,144	1,073,611
	01/24/19	(12)	48,144	1,073,611	—	—
	01/24/19	(13)	35,901	800,592	—	—
	06/13/19	(13)	35,901	800,592	—	—

—————

(1)	Represents restricted stock or RSU awards granted to the NEOs which vest based on achievement of specified performance criteria.

(2)	Value is based on the closing price of our common stock of $22.30 on December 31, 2019, as reported on the NYSE.

(3)

The 2017 ROE stock awards granted to our NEOs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2018, 2019 and 2020 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(4)

The 2017 relative TSR restricted shares granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2020 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

(5)

The 2017 retentive restricted stock awards granted to our NEOs vest one-third (1/3) on each of November 21st of 2018, 2019 and 2020, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(6)

The 2017 special KW transaction stock awards vest over a three-year period from the date of grant upon the occurrence of the grantee being an employee of the Company or its subsidiaries as of December 12, 2018, 2019 and 2020. These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(7)

The 2018 ROE stock awards granted to our NEOs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2019, 2020 and 2021 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(8)

The 2018 relative TSR restricted shares granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2021 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(9)

The 2018 retentive restricted stock awards granted to our NEOs vest one-third (1/3) on each of April 26th of 2019, 2020 and 2021, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(10)

The 2019 ROE RSU awards granted to our NEOs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2019, 2020 and 2021 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(11)

The 2019 relative TSR RSU awards granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2022 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(12)

The 2019 retentive RSU awards granted to our NEOs vest one-third (1/3) on each of January 24th of 2020, 2021 and 2022, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(13)

The extraordinary performance RSU awards granted to our NEOs vest one-third (1/3) on each of January 24th or June 13th of 2020, 2021 and 2022, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the restricted stock awards held by our NEOs that vested during the fiscal year ended December 31, 2019, and the value realized by the NEOs on vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
William J. McMorrow	—	—	444,633	$9,573,704
Justin Enbody	—	—	103,008	2,207,403
Mary Ricks	—	—	291,666	6,284,865
Kent Mouton	—	—	114,492	2,456,147
Matt Windisch	—	—	132,408	2,836,265

—————

(1)	Represents the gross amount of shares that vested during the year ended December 31, 2019 and does not take into account any withholding of shares to settle tax obligations.

(2)	Value realized on vesting of restricted stock awards is based on the closing price of our common stock on the vesting date.

TERMINATION AND CHANGE IN CONTROL BENEFITS

This section describes and quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control of the Company as of December 31, 2019. For this purpose, the closing stock price of $22.30 on the last trading day in 2019, as reported on the NYSE, has been used.

Mr. McMorrow

Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined below) or by Mr. McMorrow for “Good Reason” (as defined below): (i) Mr. McMorrow will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Mr. McMorrow will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest.

Mr. McMorrow’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. McMorrow will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. McMorrow for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. McMorrow. The Company discharged its obligation to pay cash severance to Mr. McMorrow upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. McMorrow. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. McMorrow, “Severance Amount” means an amount equal to (A) three times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. McMorrow, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. McMorrow’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. McMorrow’s severance amount, the value of the equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $4.0 million.

For purposes of the employment agreements with each of the NEOs (as further described below):

●

“Cause” means the occurrence of any of the following events (and the executive’s failure to cure such event(s), to the extent curable, following the executive’s receipt of written notice from the Company): (i) the executive is convicted of, after the exhaustion of all appeals, or pleads guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (ii) the executive has engaged in gross neglect or willful misconduct in carrying out his or her duties, which is reasonably expected to result in material economic or material reputational harm to the Company; or (iii) the executive materially breaches any material provision of the employment agreement which is reasonably expected to result in material economic or material reputational harm to the Company.

●

“Good Reason” means the occurrence of any of the following events (and the Company’s failure to cure such event(s) following its receipt of written notice from the executive): (i) the Company instructs the executive to work full-time or substantially full-time at any location that is not acceptable to the executive (other than the Company’s main headquarters or any other Company headquarters within twenty miles of Beverly Hills, California); (ii) the Company eliminates or materially reduces the executive’s responsibilities, authorities or duties; (iii) a Change in Control (as defined below) occurs; (iv) the Company materially reduces the executive’s base compensation or (v) the Company materially breaches the terms of the applicable employment agreement.

●

“Change in Control” shall be deemed to occur upon the first to occur of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) a merger, consolidation or other business combination as a result of which the beneficial ownership of shares or securities representing more than 50% of the total fair market value or total voting power of the Company is acquired by any person; (iii) the sale or disposition of all or substantially all of the Company’s assets to any person; or (iv) within any 12-month period, the incumbent directors of the Company’s board of directors shall cease to constitute at least a majority of the board of directors of the Company, or of any successor to the Company; provided, however, that any director elected to the board of directors, or nominated for election by a majority of the board of directors then still in office, shall be deemed to be an incumbent director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of directors (including, but not limited to, any such assumption that results from subsections (i), (ii) or (iii) of this definition).

Mr. Enbody

Mr. Enbody’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Enbody for “Good Reason” (as defined above): (i) Mr. Enbody will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Enbody will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest.

Mr. Enbody’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Enbody will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Enbody for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Enbody. The Company discharged its obligation to pay cash severance to Mr. Enbody upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Enbody. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Enbody, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Enbody, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Enbody’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Enbody’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.5 million.

Ms. Ricks

Ms. Ricks’ employment agreement provides that, in the event her employment with the Company is terminated by the Company without “Cause” (as defined above) or by Ms. Ricks for “Good Reason” (as defined above): (i) Ms. Ricks will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Ms. Ricks will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest.

Ms. Ricks’ employment agreement also provides that in the event that her employment with the Company is terminated by the Company due to her death or disability, (i) Ms. Ricks will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Ms. Ricks for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Ms. Ricks. The Company discharged its obligation to pay cash severance to Ms. Ricks upon a termination of her employment with the Company due to her death by purchasing and paying for the premiums of a life insurance policy for Ms. Ricks. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Ms. Ricks, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Ms. Ricks, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Ms. Ricks’ monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Ms. Ricks’ severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $3.0 million.

Mr. Windisch

Mr. Windisch’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Windisch for “Good Reason” (as defined above): (i) Mr. Windisch will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Windisch will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest.

Mr. Windisch’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Windisch will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Windisch for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Windisch. The Company discharged its obligation to pay cash severance to Mr. Windisch upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Windisch. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Windisch, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Windisch, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Windisch’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Windisch’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $2.0 million.

Mr. Mouton

Mr. Mouton’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Mouton for “Good Reason” (as defined above): (i) Mr. Mouton will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Mouton will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest.

Mr. Mouton’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Mouton will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Mouton for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Mouton. The Company discharged its obligation to pay cash severance to Mr. Mouton upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Mouton. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Mouton, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Mouton, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Mouton’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Mouton’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.75 million.

The table below sets forth estimated payments with respect to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that the restricted stock granted to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks will vest in full and any applicable performance goals will be deemed satisfied on the date of such termination or change in control.

Name	Involuntary For Cause or Without Good Reason	Involuntary Without Cause or For Good Reason(1)	Death(2)	Disability	CIC Only (No Termination)	Involuntary Without Cause or For Good Reason In Connection With CIC(1)

William McMorrow

Cash Severance	$-	$47,631,872	$-	$12,900,000	$-	$47,631,872

Equity Award Acceleration(3)	-	28,730,004	28,730,004	28,730,004	28,730,004	28,730,004

Continued Benefits(4)	-	173,576	-	-	-	173,576

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$-	$76,535,453	$28,730,004	$41,630,004	$28,730,004	$76,535,453

Justin Enbody

Cash Severance	$-	$9,488,023	$-	$4,298,056	$-	$9,488,023

Equity Award Acceleration(3)	-	8,899,908	8,899,908	8,899,908	8,899,908	8,899,908

Continued Benefits(4)	-	78,090	-	-	-	78,090

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	(1,241,459)

Total	$-	$18,466,020	$8,899,908	$13,197,963	$8,899,908	$17,224,561

Mary Ricks

Cash Severance	$-	$23,723,985	$-	$10,000,000	$-	$23,723,985

Equity Award Acceleration(3)	-	22,407,241	22,407,241	22,407,241	22,407,241	22,407,241

Continued Benefits(4)	-	175,133	-	-	-	175,133

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$-	$46,306,358	$22,407,241	$32,407,241	$22,407,241	$46,306,358

Kent Mouton

Cash Severance	$-	$10,546,644	$-	$4,597,778	$-	$10,546,644

Equity Award Acceleration(3)	-	9,240,050	9,240,050	9,240,050	9,240,050	9,240,050

Continued Benefits(4)	-	55,943	-	-	-	55,943

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$-	$19,842,636	$9,240,050	$13,837,827	$9,240,050	$19,842,636

Matthew Windisch

Cash Severance	$-	$11,343,444	$-	$4,797,917	$-	$11,343,444

Equity Award Acceleration(3)	-	11,243,593	11,243,593	11,243,593	11,243,593	11,243,593

Continued Benefits(4)	-	78,090	-	-	-	78,090

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$-	$22,665,127	$11,243,593	$16,041,510	$11,243,593	$22,665,127

(1)

Cash severance is continued base salary through the remainder of the term plus a lump-sum equal to 2X (3X for Mr. McMorrow) the average of the sum of base pay, bonus, and the value of stock awards for the three prior fiscal years, less (x) an amount equal to the executive’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement.

(2)

The Company discharged its obligation to pay cash severance to each of the NEOs upon a termination of his/her employment with the Company due to his/her death by purchasing and paying for the premiums of a life insurance policy for each NEO. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details. The amounts payable under the life insurance policies upon each NEO’s death is as follows: Mr. McMorrow: $32 million; Mr. Enbody: $3.98 million; Ms. Ricks: $25 million; Mr. Mouton: $9.8 million; and Mr. Windisch: $4.48 million.

(3)	Based on the December 31, 2019 closing stock price of $22.30.

(4)	Continued benefits consist of benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the executive’s employment term.

(5)

The employment agreements provide that, in the event that any severance or change in control payments or benefits would subject the executive to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Tax Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such executive if no such reduction was made.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019 regarding shares outstanding and available for issuance under our Second Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted Average Price of Outstanding Stock Options	Number of Shares Available for Future Issuance
Equity compensation plans approved by our stockholders	—	N/A	1,944,763
Equity compensation plans not approved by our stockholders	—	N/A	—

CEO PAY RATIO DISCLOSURE

We believe that we provide fair and equitable compensation to our employees through a combination of competitive base pay, cash bonuses, equity-based compensation and other benefits. As of December 31, 2019, we had a total of 313 employees, 36% of which were a part our real estate property services business, including on-site property managers and property-level accountants and bookkeepers.

As required by Section 593(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman and CEO, Mr. McMorrow. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

●

To identify the median employee as of December 31, 2019, we calculated compensation of our employees using their 2019 annual base salaries, bonuses for the 2019 performance year (including any bonus exchange premium received), annual equity awards granted in 2019 and Company contributions to applicable retirement plans.

●	We did not exclude any employees from our employee population.

●	We annualized the base pay and cash incentive bonuses for 2019 new hires.

●	Foreign salaries were converted to U.S. dollars at the December 31, 2019 exchange rate.

●	No cost of living adjustments were utilized in the compensation calculation.

●

Once the median employee was identified, we calculated the total compensation for our median employee using the same methodology we used to calculate Mr. McMorrow’s total compensation in the Summary Compensation Table for the Fiscal Year 2019.

The 2019 annual total compensation for our median employee was $117,878. The 2019 annual total compensation for our CEO as reported in the Summary Compensation Table for the Fiscal Year 2019 was $16,312,481. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for the year ended December 31, 2019 was 138 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to approve the advisory vote approving executive compensation.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION.

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs for 2019, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosures in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, the following resolution will be submitted for stockholder approval at the 2020 Annual Meeting:

“RESOLVED, that the stockholders of the Company APPROVE, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers, as disclosed in the section entitled ‘Compensation Discussion and Analysis,’ the accompanying compensation tables and the related narrative disclosure in the Proxy Statement for this Annual Meeting.”

Our Board of Directors recommends that you vote FOR this resolution in support of our executive compensation program, which is intended to achieve the following:

●	Pay and retain our high caliber executive officers in a competitive market using a pay-for-performance philosophy.

●

Align management and stockholder interests by tying compensation to, among other things, the achievement of performance goals that promote the creation of stockholder value, the performance of underlying business units and individual accomplishments.

In addition, we believe that our compensation program is aligned with the long-term interests of our stockholders and with our Company’s performance and represents a balanced and strategically-aligned pay-for-performance program. Specifically:

●

Our 2019 annual performance-based cash awards were earned based on a formulaic program tied to the achievement of corporate performance goals (including Adjusted Cash Flow per Share, Recurring Recourse Debt Service Coverage Ratio and Cash Generated from Asset Sales) and individual performance review.

●

Approximately 82% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance, including 67% of our restricted stock awards that are performance-based and earned at a range of vesting performance levels subject to the achievement of rigorous operating performance and TSR hurdles over a three-year period.

●

The majority of compensation (53%) is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all our RSU grants (including performance RSU awards and retentive RSU awards) require our NEOs to hold shares issued in respect of vested RSUs for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our stockholders.

●

For 2019, we expanded our compensation-related governance policies incorporating common and market practices to enhance the protocols that guide how executive compensation decisions are made and safeguard stockholder interests.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. While this “say-on-pay” vote is advisory and will not be binding on the Company, the Board of Directors values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote on this matter.

The Board of Directors previously determined to hold a say-on-pay vote every year. Accordingly, unless the Board of Directors changes the frequency of our say-on-pay votes, the next advisory say-on-pay vote will be held at our 2021 annual meeting of stockholders.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Required Vote

The affirmative vote of a majority of the votes cast and present in person or represented by proxy at the meeting is required to approve the ratification of the appointment of KPMG as the independent public accountant of the Company for the fiscal year ending December 31, 2020.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

The Company first retained KPMG LLP (“KPMG”) as its independent registered public accounting firm on December 15, 2009. Since then, KPMG has audited our annual consolidated financial statements.

The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. In selecting KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered a number of factors, including:

●	KPMG’s depth of understanding of the Company’s businesses, accounting policies and practices and internal control over financial reporting;

●	the quality of its ongoing discussions with KPMG including the professional resolution of accounting and financial reporting matters with its national office;

●	the professional qualifications of KPMG, the lead audit partner and other key engagement partners;

●	KPMG’s independence program and its processes for maintaining its independence;

●	the appropriateness of KPMG’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and

●	the results of the most recent inspection of KPMG by the Public Company Accounting Oversight Board.

The Audit Committee regularly meets with KPMG, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In accordance with SEC rules and KPMG’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Company selects the lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussion by the full Audit Committee and management. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with KPMG that sets forth the terms by which KPMG will perform audit services for the Company.

Fees of Independent Auditor

Audit Fees

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2018 and 2019:

Fee Category	Fiscal 2018 Fees	Fiscal 2019 Fees

Audit fees (1)	$2,363,000	$2,568,000

Tax fees (2)	70,000	14,000

All other fees (3)	—	—

	$2,433,000	$2,582,000

(1)

Audit fees consist of fees for the audit of our year-end financial statements included on our Annual Report on Form 10-K and for the review of the interim financial statement included in our Quarterly Reports on Form 10-Q. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for the Company.

(3)	All other fees consist of fees for products and services provided by KPMG other than audit fees, audit related fees or tax fees.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption “Fees of Independent Auditor” were pre-approved.

AUDIT COMMITTEE REPORT(1)

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301 (previously Auditing Standard No. 16), Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC.

THE AUDIT COMMITTEE

John Taylor (Chairman)

Norman Creighton

David Minella

Jerry Solomon

(1)

The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of common stock as of April 24, 2020 by (i) each person known to us to own beneficially more than 5% of our common stock (based on our review of the most recent Schedule 13D and 13G filings as of April 24, 2020); (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock(1)
5% Stockholders:
The Vanguard Group (2)	18,895,517	13.2%
Eldridge Industries, LLC (3)	12,000,000	8.4%
Fairfax Financial Holdings Limited and affiliates (4)	10,923,072	7.6%
Principal Global Investors, LLC (5)	7,414,618	5.2%
Named Executive Officers, Directors and Director Nominees:
William J. McMorrow (6)	13,664,218	9.5%
Mary Ricks (7)	2,555,755	1.8%
Matt Windisch (8)	1,215,941	*
Kent Mouton (9)	776,870	*
Justin Enbody (10)	748,752	*
In Ku Lee (11)	123,742	*
Todd Boehly (12)	12,015,000	8.4%
Richard Boucher	30,100	*
Trevor Bowen	46,909	*
Norman Creighton	339,574	*
Cathy Hendrickson (13)	75,694	*
David A. Minella (14)	2,398,532	1.7%
John Taylor	35,500	-
Sanaz Zaimi	35,500	-
Stanley R. Zax	323,800	*
All executive officers and directors as a group (15 persons)	34,385,887	24.0%

*Less than 1%

(1)

Amount and applicable percentage of ownership is based on 143,545,104 shares of the Company’s common stock that were outstanding on April 20, 2020. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)	The address of the holder is 100 Vanguard Blvd., Malvern, PA 19355. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 11, 2020.

(3)

Consists of 3,200,000 and 8,800,000 shares of common stock issuable upon conversion of 80,000 and 220,000 shares of our outstanding 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) registered held by Quinton Heights, LLC (“Quinton Heights”) and Security Benefit Life Insurance Company (“Security Benefit Life”), respectively. Quinton Heights and Security Benefit Life are indirectly controlled by Eldridge Industries, LLC (“Eldridge”). Mr. Todd L. Boehly is the indirect controlling member of Eldridge, and, in such capacity, may be deemed to have voting and dispositive power with respect to the Series A Preferred Stock that is beneficially owned by Quinton Heights and Security Benefit Life, and the shares of common stock issuable upon conversion of such Series A Preferred Stock. The above description is based on information provided to us in connection with the issuance of the Series A Preferred Stock and a Schedule 13D filed with the SEC on November 18, 2019.

(4)

Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited are deemed to share voting and dispositive power with respect to 11,500,072 shares of common stock. FHHL Group Ltd. is deemed to share voting and dispositive power with respect to 10,281,845 shares of common stock. Fairfax (Barbados) International Corp. is deemed to share voting and dispositive power with respect to 968,606 shares of common stock. Fairfax (US) Inc. is deemed to share voting and dispositive power with respect to 10,275,608 shares of common stock. Zenith National Insurance Corp. and Zenith Insurance Company are deemed to share voting and dispositive power with respect to 1,740,381 shares of common stock. TIG Holdings, Inc. and TIG Insurance Company are deemed to share voting and dispositive power with respect to 1,119,033 shares of common stock. General Fidelity Insurance Company, American Safety Holdings Corp. and American Safety Casualty Insurance Company are deemed to share voting and dispositive power with respect to 1,046,414 shares of common stock. American Safety Indemnity Company is deemed to share voting and dispositive power with respect to 627,800 shares of common stock. Fairmont Specialty Group Inc. and Fairmont Premier Insurance Company are deemed to share voting and dispositive power with respect to 31,475 shares of common stock. Fairmont Insurance Company is deemed to share voting and dispositive power with respect to 2,707 shares of common stock. Fairmont Specialty Insurance Company is deemed to share voting and dispositive power with respect to 24,464 shares of common stock. Odyssey US Holdings Inc. and Odyssey Re Holdings Corp. are deemed to share voting and dispositive power with respect to 7,349,715 shares of common stock. Odyssey Reinsurance Company is deemed to share voting and dispositive power with respect to 3,355,274 shares of common stock. Hudson Insurance Company is deemed to share voting and dispositive power with respect to 1,030,096 shares of common stock. Hudson Specialty Insurance Company is deemed to share voting and dispositive power with respect to 201,450 shares of common stock. Clearwater Select Insurance Company is deemed to share voting and dispositive power with respect to 400,000 shares of common stock. Crum & Forster Holdings Corp. is deemed to share voting and dispositive power with respect to 66,479 shares of common stock. The North River Insurance Company is deemed to share voting and dispositive power with respect to 9,621 shares of common stock. United States Fire Insurance Company is deemed to share voting and dispositive power with respect to 56,857 shares of common stock. TIG Insurance (Barbados) Limited is deemed to share voting and dispositive power with respect to 962,369 shares of common stock. Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited are deemed to share voting and dispositive power with respect to 483,481 shares of common stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, 810679 Ontario Limited and FHHL Group Ltd. is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Fairfax (Barbados) International Corp. and TIG Insurance (Barbados) Limited is #12 Pine Commercial, The Pine, St Michael, Barbados, WI, BB11103. The address of Fairfax (US) Inc. is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067. The address of Zenith National Insurance Corp. and Zenith Insurance Company is 21255 Califa Street, Woodland Hills, California 91367-5021. The address of TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, American Safety Holdings Corp., American Safety Casualty Insurance Company, American Safety Indemnity Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Insurance Company and Fairmont Specialty Insurance Company is 250 Commercial Street, Suite 5000, Manchester, NH 03101. The address of Odyssey US Holdings Inc., Odyssey RE Holdings Corp., Odyssey Reinsurance Company and Clearwater Select Insurance Company is 300 First Stamford Place, Stamford, CT 06902. The address of Hudson Insurance Company and Hudson Specialty Insurance Company is 100 William St., New York, New York 10038. The address of Crum & Forster Holdings Corp., The North River Insurance Company and United States Fire Insurance Company is 305 Madison Avenue, Morristown, NJ 07962. The address of Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited is 2 Minster Court, Mincing Lane, London EC3R 7BB, United Kingdom. The information contained herein is based solely upon a Schedule 13D/A filed with the SEC on February 3, 2015.

(5)	The address of the holder is 801 Grand Avenue, Des Moines, IA 50392. The information contained herein is based solely upon a Schedule 13G filed with the SEC on February 18, 2020.

(6)

Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 717,357 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Also includes 990,982 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 284,490 performance-based restricted stock units that were granted to Mr. McMorrow and will be reported in a Form 4 filing after the applicable vesting date.

(7)

Includes 730,246 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 236,345 performance-based restricted stock units that were granted to Ms. Ricks and will be reported in a Form 4 filing after the applicable vesting date.

(8)

Includes 485,358 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 120,360 performance-based restricted stock units that were granted to Mr. Windisch and will be reported in a Form 4 filing after the applicable vesting date.

(9)

Includes 251,835 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 100,665 performance-based restricted stock units that were granted to Mr. Mouton and will be reported in a Form 4 filing after the applicable vesting date.

(10)

Includes 300,289 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date. Does not include 96,289 performance-based restricted stock units that were granted to Mr. Enbody and will be reported in a Form 4 filing after the applicable vesting date.

(11)	Includes 15,000 shares of performance-based restricted stock grants that will be reported in a Form 4 filing after the applicable vesting date.

(12)	Consists of 15,000 shares of common stock held by Mr. Todd L. Boehly and the shares of common stock referred to in footnote 3 above.

(13)	Includes 12,476 shares of common stock held by the Hendrickson Family Trust, of which Ms. Hendrickson and her spouse are trustees.

(14)	Includes 1,750,000 pledged shares. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.

As noted above, in the discussion on the independence of our directors, Ms. Zaimi is the Head of Global Fixed Income, Currencies and Commodities Sales at BAML, which provides credit and other commercial banking services to the Company. We are currently party to real estate loans and a revolving credit facility with BAML. The loans, which accrue interest at an annual rate of 4.06%, had an approximate aggregate balance (including accrued interest) of approximately $46 million as of March 30, 2020, the latest practicable date, and the largest aggregate amount of principal outstanding on the loans during the fiscal year ended December 31, 2019 was $81.1 million. In connection with the loans, we paid BAML approximately $43 million in principal repayments, $2.8 million in interest payments and $0.4 million in fees and charges during the fiscal year ended December 31, 2019. We also paid BAML approximately $35,000 in fees in connection with foreign currency forward contracts and cross-currency swap during the fiscal year ended December 31, 2019. Over the last three fiscal years, we have made payments to BAML totaling approximately $303.1 million, of which approximately $26.9 million were fees and charges and interest payments on outstanding loans and $276.2 million were principal payments on outstanding loans. Ms. Zaimi was not a participant in any of the transactions that have been entered into between the Company and BAML. Ms. Zaimi will be recused from participating in any future transactions between the Company and BAML.

In addition, Mr. Boehly is the Chairman of Eldridge Industries, LLC (“Eldridge”). The Company is party to a stock purchase agreement with Eldridge whereby the Company has issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Mr. Boehly also directly or indirectly has an excess of 10% equity interest in Eldridge, Security Benefit Corporation and Cain International and their subsidiaries (together, the “Eldridge Entities”), all of which are involved in transactions (“KW/Eldridge JVs”) with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to Eldridge Entities or Eldridge Entities may make to the KW Entities. In the fiscal year ended 2019, the KW Entities paid certain of the Eldridge Entities a total of $4,100,000 in fees and dividends related to the perpetual convertible preferred stock and certain of the Eldridge Entities paid the KW Entities a total of $2,000,000 in management fees and one-time acquisition fees related to the KW/Eldridge JVs. Over the last three fiscal years, the Company paid an aggregate of $4,100,000 in fees and dividends related to the perpetual convertible preferred stock to certain of the Eldridge Entities and the Eldridge Entities paid a total of $2,200,000 in management fees and one-time acquisition fees related to the KW/Eldridge JVs. In addition, Anthony D. Minella is Co-Founder, Partner and President of Eldridge and is the son of David Minella.

OTHER MATTERS

Stockholder Proposals

A stockholder who wishes to make a proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2021 must submit such proposal to the Company no later than December 29, 2020; provided, however, that in the event the 2021 Annual Meeting is held more than 30 days prior to or after June 11, 2021, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2020 Annual Meeting, other than pursuant to Rule 14a-8, such stockholder must submit the proposal to the Company not less than 90 days nor more than one hundred and 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the deadline to submit the proposal will be no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In order to be valid, a stockholder’s proposal must set forth (a) as to each person whom the stockholder proposes to nominate for election as director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; (b) as to each matter the stockholder proposes to bring before the annual meeting and the beneficial owner, if any, on whose behalf the proposal is made, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder and the beneficial owner in such business; and (c) as to the stockholder giving the notice (i) the name and record address of the stockholder and the beneficial owner, (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder and the beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal or that has been entered into between or among the stockholder and/or the beneficial owner the intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or changes to the voting power of, the stockholder or beneficial owner, (iv) a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at the annual meeting and whether or not the stockholder or the beneficial owner intends to deliver a proxy statement or solicit proxies, and (v) any other information relating to the stockholder or beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with the stockholder proposal in accordance with Section 14(a) of the Exchange Act.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual report or Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may “household” our proxy materials. In that event, only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report and this proxy statement or Notice of Internet Availability of Proxy Materials, please notify your broker and the Company by calling or sending a letter to the Secretary of the Company, c/o

Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. You can also obtain a copy at www.cstproxy.com/kennedywilson/2020. The Company will promptly deliver, without charge, an additional copy of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify their broker or the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website at www.kennedywilson.com that will also be filed with the SEC as additional proxy materials. If you plan to attend the meeting, please check the website regularly prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC. For further information regarding us, we refer you to such reports and information which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 26, 2019. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors,

Name: In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary
April 28, 2020

APPENDIX A

CERTAIN DEFINITIONS AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We use certain non-GAAP measures to analyze our business, including adjusted EBITDA and adjusted net income. We use these metrics for evaluating the success of our company and believe that they enhance the understanding of our operating results.

“Adjusted EBITDA” represents net income before interest expense, our share of interest expense included in income from investments in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, loss on early extinguishment of corporate debt and income taxes, share-based compensation expense for the Company and EBITDA attributable to noncontrolling interests. Please also see the reconciliation to GAAP below and also available at www.kennedywilson.com. Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and noncash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

“Adjusted Fees” refers to Kennedy Wilson’s gross investment management, property services and research fees adjusted to include Kennedy Wilson’s share of fees eliminated in consolidation, Kennedy Wilson’s share of fees in unconsolidated service businesses and performance fees included in unconsolidated investments. Effective January 1, 2018, we adopted new GAAP guidance on revenue recognition and implemented a change in accounting principle related to performance allocations, which resulted in us now accounting for performance allocations (commonly referred to as “performance fees” or “carried interest”) as a component of income from unconsolidated investments. Our management uses Adjusted fees to analyze our investment management and real estate services business because the measure removes required eliminations under GAAP for properties in which the Company provides services but also has an ownership interest. These eliminations understate the economic value of the investment management, property services and research fees and makes the Company comparable to other real estate companies that provide investment management and real estate services but do not have an ownership interest in the properties they manage. Our management believes that adjusting GAAP fees to reflect these amounts eliminated in consolidation presents a more holistic measure of the scope of our investment management and real estate services business.

“Adjusted Net Income” represents net income before depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, share-based compensation and net income attributable to noncontrolling interests, before depreciation and amortization. Please also see the reconciliation to GAAP below and also available at www.kennedywilson.com.

“Estimated annual NOI” is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable). The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. Any of the enumerated items above could have a material effect on the performance of our properties. Also, where specifically noted, for properties purchased in 2019, the NOI represents estimated Year 1 NOI from our original underwriting. Estimated year 1 NOI for properties purchased in 2019 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period. Please also see the definition of “Net operating income” below. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.

“Equity partners” refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.

“Fee-Bearing Capital” represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.

“Net operating income” or “NOI” non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates.

A reconciliation of net income to adjusted EBITDA is presented below:

(Dollars in Millions)	2019	2018	2017	2016	2015	2014	2013
Net Income	$321.1	$212.1	$138.0	$76.5	$59.0	$90.1	$13.9
Non-GAAP Adjustments:
Add back:
Interest expense - investments	145.6	161.0	145.6	137.4	108.8	46.3	11.8
Interest expense-corporate	69.5	77.2	72.1	54.2	46.9	57.1	39.9
Early extinguishment of corporate debt	-	-	-	-	1.0	27.3	-
Kennedy Wilson’s share of interest expense included in investment in unconsolidated investments	32.1	26.0	23.0	23.0	28.1	35.5	45.0
Depreciation and amortization	187.6	206.1	212.5	198.2	166.3	104.5	17.4
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	8.2	13.2	16.2	20.8	28.1	47.1	46.7
Provision for (benefit from) income taxes	41.4	(16.3)	(16.3)	14.0	53.4	32.4	2.9

Consolidated EBITDA	805.5	753.6	591.1	524.1	491.6	440.3	177.6
Share-based compensation	30.2	37.1	38.4	65.1	30.8	15.8	7.5
EBITDA attributable to noncontrolling interests	(107.6)	(78.0)	(173.8)	(239.3)	(151.2)	(138.3)	(26.0)

Adjusted EBITDA	$728.1	$712.7	$455.7	$349.9	$371.2	$317.8	$159.1

A reconciliation of net income to adjusted net income is presented below.

(Dollars in Millions; except per share data)	2019	2018	2017	2016	2015	2014	2013	2012
Net Income	$321.1	$212.1	$138.0	$76.5	$59.0	$90.1	$13.9	$6.7
Non-GAAP Adjustments:
Add back:
Depreciation and amortization	187.6	206.1	212.5	198.2	166.3	104.5	17.4	4.9
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	8.2	13.2	16.2	20.8	28.1	47.1	46.7	22.9
Share-based compensation	30.2	37.1	38.4	65.1	30.8	15.8	7.5	8.1

Consolidated Adjusted Net Income	547.1	468.5	405.1	360.6	284.2	257.5	85.5	42.3

Less:
Preferred dividends	(2.6)	-	-	-	-	-	-	-
Net income attributable to noncontrolling interests, before depreciation and amortization	(102.0)	(71.5)	(117.8)	(169.3)	(76.0)	(123.8)	(24.4)	(2.8)
One-time tax remeasurement	-	-	(44.8)	-	-	-	-	-

Adjusted Net Income	442.5	$397.0	$242.5	$191.3	$208.2	$133.7	$61.1	$39.5

A reconciliation of investment management, property services, and research fees to adjusted fees is presented below.

(Dollars in Millions; except per share data)	2019
Investment Management – Base	$20.1
Investment Management – Performance	52.0
Investment Management – Acquisition / Disposition	6.5
Property Services	16.5
Research	—

Adjusted Fees	$95.1

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William McMorrow and Justin Enbody, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned as of the close of business on April 24, 2020 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, or at the Company’s election, virtually as described in the proxy statement on June 11, 2020 at 9:00 a.m., Pacific Time or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

This proxy when properly executed will be voted as indicated. If no contrary indication is made, the proxy will be voted in favor of electing the four nominees to the board of directors, and in favor of proposals 2 and 3, and in accordance with the judgment of the persons named as proxy herein on any other matters that may properly come before the Annual Meeting. This proxy is solicited on behalf of the Board of Directors.

To obtain directions to attend the Annual Meeting and vote in person, please contact Daven Bhavsar at (310) 887-6400.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on June 11, 2020

Our Annual Report to Stockholders and the Proxy Statement

Are Available at https://www.cstproxy.com/kennedywilson/2020

(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF

KENNEDY-WILSON HOLDINGS, INC.

June 11, 2020

Please sign, date and mail

your proxy card in the envelope provided as soon as possible.

*Please detach along perforated line and mail in the envelope provided*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR

NOMINEES, AND A VOTE “FOR” PROPOSALS NO. 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN

THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

Todd Boehly	For ☐	Against ☐	Abstain ☐

David Minella	For ☐	Against ☐	Abstain ☐

Mary Ricks	For ☐	Against ☐	Abstain ☐

Sanaz Zaimi	For ☐	Against ☐	Abstain ☐

2. PROPOSAL NO. 2

To vote on an advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.	For ☐	Against ☐	Abstain ☐

3. PROPOSAL NO. 3

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2020 fiscal year.	For ☐	Against ☐	Abstain ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder:                         Date:                           Signature of Stockholder:                             Date:

NOTE:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.